Exhibit 99.1

News Release

Contact:
Investors	Media
Steve Shriner	Barry Koling
(404) 827-6714	(404) 230-5268

For Immediate Release

April 22, 2008

SunTrust Reports First Quarter Earnings of $0.81 Per Share

Credit Costs Impact Results as Company Points to Underlying Progress and Financial Strength

ATLANTA— SunTrust Banks, Inc. (NYSE: STI) today reported net income available to common shareholders for the first quarter of 2008 of $283.6 million, or $0.81 per average common diluted share, compared to $513.9 million, or $1.44 per average common diluted share, in the first quarter of 2007. Growth in the balance sheet and core business revenues coupled with disciplined expense management were more than offset by increased credit costs associated with the continued deterioration in the housing market, as well as net mark-to-market valuation losses related to certain asset-backed securities. Positively impacting the quarter were gains from the Company’s interest in Visa, Inc. (“Visa”) and prior decisions to sell its remaining interest in Lighthouse Investment Partners and certain bank-owned real estate.

“Growth in credit costs associated with the residential real estate correction continued to take a toll in the first quarter; further, the backdrop of emerging recession fears clouds the near-term outlook. However, SunTrust is financially strong, with ample liquidity, adequate capital, and a solid balance sheet, and we are effectively managing through this difficult economic environment. Perhaps most importantly, we are encouraged by underlying progress in key business lines, good deposit and some modest loan growth, and the positive impact of improved expense discipline. Given the success we are achieving in our E2 Efficiency and Productivity program, we have increased our 2008 savings estimate to $500 million, up $150 million from our previous estimate. Economic uncertainty notwithstanding, we remain confident in the validity of our strategies, our execution of those strategies, and the growth potential within our existing businesses and markets,” said James M. Wells III, President and Chief Executive Officer of SunTrust.

As the deterioration of residential real estate markets continued in the first quarter of 2008, the Company increased its provision for loan losses to $560 million, increasing the ratio of allowance to total loans outstanding to 1.25% as of March 31, 2008. Annualized net charge-offs for the quarter of 0.97% of average loans were principally related to loans secured by residential real estate. The increase in the allowance for loan and lease losses was also attributable to an increase in expected losses in the existing residential mortgage, home equity lines of credit, and residential construction portfolios.

During the quarter, the Company also recognized approximately $163.7 million in net valuation losses. The losses pertained primarily to mark-to-market valuation adjustments on trading assets and loan warehouses, as well as certain asset-backed securities that are classified as available for sale, net of gains on the Company’s public debt carried at fair value and related hedges. The unrealized loss on certain available for sale securities was recognized through earnings, as the assets were deemed to be other-than-temporarily impaired, thus triggering an accounting recognition of the losses. The after-tax earnings impact of the net valuation losses was $101.5 million, or $0.29 per diluted common share. Through sales, maturities and pay downs, the Company has reduced its exposure to these distressed assets by over $1.0 billion since the end of 2007, leaving the quarter-end exposure at approximately $1.6 billion. The Company continues to actively evaluate its holdings of these specific securities with an objective of continuing to lower its exposure to such assets.

First Quarter 2008 Consolidated Highlights:

	1st Quarter 2008	1st Quarter 2007	% Change

Income Statement
(Dollars in millions, except per share data)
Net income available to common shareholders	$283.6	$513.9	(44.8)%
Net income per average common diluted share	0.81	1.44	(43.8)%
Revenue – fully taxable-equivalent	2,225.3	2,067.2	7.6%
Net interest income – fully taxable equivalent	1,167.8	1,188.3	(1.7)%
Provision for loan losses	560.0	56.4	892.2%
Noninterest income	1,057.5	878.9	20.3%
Noninterest expense	1,255.1	1,236.0	1.5%
Net interest margin	3.07%	3.02%
Efficiency ratio	56.40%	59.79%

Balance Sheet
(Dollars in billions)
Average loans	$123.3	$121.5	1.4%
Average consumer and commercial deposits	101.2	97.8	3.5%

Capital
Tier 1 capital ratio (1)	7.25%	7.60%
Total average shareholders’ equity to total average assets	10.21%	9.76%
Tangible equity to tangible assets	6.53%	5.97%

Asset Quality Net charge-offs to average loans (annualized)	0.97%	0.21%
Nonperforming loans to total loans	1.67%	0.57%

(1)	Current period Tier 1 capital ratio is estimated as of the earnings release date.

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Net income available to common shareholders decreased 44.8% and net income per average common diluted share decreased 43.8% from the first quarter of 2007 primarily due to higher provision for loan losses.

•	Fully taxable-equivalent revenue increased 7.6% compared to the first quarter of 2007, as growth in noninterest income more than offset a decline in net interest income.

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Fully taxable-equivalent net interest income declined 1.7% from the first quarter of 2007, despite a five basis point improvement in margin, as earning assets declined 4.1% due to a reduction in interest earning trading assets. Both the increase in margin and the decrease in interest earning trading assets were a result of balance sheet management strategies.

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Noninterest income increased 20.3% from the first quarter of 2007, driven by double digit growth in service charges on deposit accounts, retail investment services, investment banking, and card fees. Net market valuation losses were offset by gains related to the Company’s interest in Visa, gain on the sale of its remaining 24.9% interest in Lighthouse Investment Partners, and the gain on the sale/leaseback of certain bank-owned branches and office buildings.

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Noninterest expense increased 1.5% from the first quarter of 2007 and declined 13.8% compared to the fourth quarter of 2007. During the first quarter of 2008, the Company reversed $39.1 million of Visa litigation expense that was recorded in the fourth quarter of 2007 and incurred $11.7 million in debt extinguishment costs. Year-over-year core expense growth remained well controlled and would have declined if not for $35.9 million in higher credit-related expenses.

•	The effective income tax rate for the first quarter of 2008 was 24.0% due to lower pre-tax income and the release of tax reserves in conjunction with the settlement of certain tax positions.

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Total average loans increased 1.4% from the first quarter of 2007. The increase in average loans was due to growth in the commercial (C&I) loan portfolio, partially offset by declines in real estate 1-4 family and construction loans as a result of loan sales in the second quarter of 2007 associated with specific balance sheet management strategies and risk management tactics, respectively. Average consumer and commercial deposits increased 3.5% over the first quarter of 2007. The increase in average consumer and commercial deposits was driven mainly by growth in NOW and money market account balances.

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The estimated Tier 1 capital, total average shareholders’ equity to total average assets, and tangible equity to tangible asset ratios were 7.25%, 10.21%, and 6.53%, respectively. The Company maintains a Tier 1 capital ratio target of 7.5%.

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Annualized net charge-offs were 0.97% of average loans for the first quarter of 2008, up from 0.21% in the first quarter of 2007 and 0.55% in the fourth quarter of 2007. The increase reflects deterioration in consumer credit, particularly in residential real estate secured loans.

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Nonperforming loans to total loans increased to 1.67% as of March 31, 2008, from 1.19% as of December 31, 2007 and 0.57% as of March 31, 2007, due mainly to increased levels of residential real estate secured loans and residential real estate construction loans.

CONSOLIDATED FINANCIAL PERFORMANCE

Revenue

Fully taxable-equivalent revenue was $2,225.3 million for the first quarter of 2008, an increase of 7.6% compared to the first quarter of 2007, driven by gains from the Company’s interest in Visa, gains on the sale of certain non-strategic assets, and double digit growth in many of the fee-related core business products. These gains more than offset a slight decline in net interest income and net mark-to-market valuation losses.

Net Interest Income

Fully taxable-equivalent net interest income was $1,167.8 million in the first quarter of 2008, a decrease of 1.7% from the first quarter of 2007, despite a five basis point improvement in margin, as earning assets declined 4.1% due to a reduction in interest earning trading assets. Both the increase in margin and the decrease in interest earning trading assets were a result of balance sheet management strategies. On a sequential quarter basis, net interest margin was down six basis points. The decline was driven by the impact of benchmark interest rate reductions on earning asset yields that exceeded reductions in rates paid on interest-bearing deposits.

Noninterest Income

Total noninterest income was $1,057.5 million for the first quarter of 2008, up $178.6 million, or 20.3%, from the first quarter of 2007. Included in the first quarter of 2008 were the following transaction-related gains:

•	$89.4 million from the gain on sale of Lighthouse Investment Partners

•	$86.3 million from the Visa initial public offering

•	$37.0 million from the sale/leaseback of corporate owned real estate

During the quarter, the Company also recorded approximately $287 million in market valuation losses related primarily to investments in asset-backed securities that were acquired in late 2007 and other trading and securitization activities. These losses were recorded primarily in trading account profits and commissions, which declined $62.0 million, or 68.7%, from first quarter of 2007 and also included approximately $240 million of valuation gains recorded on the Company’s publicly-traded debt net of associated hedges carried at fair value. In the first quarter of 2007, trading account profit and commissions income included $81.0 million in market valuation gains related to trading assets and liabilities and related hedges that the Company elected to record at fair value. Underlying growth in trading account profit and commissions income in the first quarter of 2008 as compared to the first quarter of 2007 was due to increased core client activity, primarily in derivative sales. Securities gains/losses in the first quarter of 2008 included $64.1 million in market value impairment related primarily to certain asset-backed securities that were classified as available for sale and estimated to be other-than-temporarily impaired at quarter end, triggering accounting recognition of the unrealized loss in current period earnings.

Mortgage production income was $85.5 million in the first quarter of 2008 compared to a loss of $8.7 million in the first quarter of 2007. The increase was due to higher margins on current mortgage production, as well as certain changes in accounting methodologies. Specifically, application of Staff Accounting Bulletin 109 (SAB 109) accelerated the recognition of servicing value to the date of the interest rate lock commitment in 2008, and in connection with the Company’s second quarter of 2007 election to record at fair value certain newly-originated mortgage loans held for sale, the recognition of loan fees were accelerated in 2008 to the date of closing. The first quarter of 2008 included $52.6 million in market value declines in mortgages held for sale, while the first quarter of 2007 included $42.2 million of income reductions related to the Company’s adoption of the fair value accounting standards and $26.6 million of losses related to Alt-A loan valuations.

In the first quarter of 2008, the Company experienced strong growth in the following noninterest income categories: service charges on deposit accounts increased 12.1%, retail investment services increased 13.8%, card fees increased 14.9%, and investment banking income increased 10.5%. Trust and investment management income decreased 7.6% compared to the first quarter of 2007, which reflects the sale of Lighthouse Investment Partners on January 2, 2008. The first quarter of 2007 results included a $32.3 million gain on sale upon merger of Lighthouse Partners.

Noninterest Expense

Total noninterest expense in the first quarter of 2008 was $1,255.1 million, up $19.1 million, or 1.5%, from the first quarter of 2007 and down $200.2 million, or 13.8%, on a sequential quarter basis as the Company recognized the benefits of its cost savings from the E2 Efficiency and Productivity program. Personnel expenses in the first quarter of 2008 increased $16.1 million, or 2.3%, from the same period in 2007; however, personnel expenses would have declined if not for a $34.5 million impact related to loan origination costs that were deferred prior to the Company’s election to record at fair value certain newly-originated mortgage loans held for sale. Total personnel declined from 33,397 as of March 31, 2007 to 31,745 as of March 31, 2008. Compared to the fourth quarter of 2007, personnel expense increased $32.3 million, or 4.7%, primarily due to the seasonal increase in Company paid payroll taxes and 401(k) matching contributions. Other expenses included in the first quarter of 2008 included an $11.7 million net cost of early retirement of debt and a $35.9 million increase in credit-related expenses such as collection services, valuation losses on other real estate owned, and mortgage fraud related losses. The first quarter of 2008 also included a $39.1 million reversal of a portion of the accrued liability associated with Visa litigation for which the Company recorded $76.9 million in the fourth quarter of 2007.

Balance Sheet

As of March 31, 2008, SunTrust had total assets of $179.0 billion. Shareholders’ equity of $18.4 billion as of March 31, 2008, represented 10.3% of total assets. Book value per common share was $51.26 as of March 31, 2008.

Loans

Average loans for the first quarter of 2008 were $123.3 billion, up $1.7 billion, or 1.4%, from the first quarter of 2007. The increase was primarily in commercial loans, as average residential real estate and consumer loans declined as a result of balance sheet management strategies, while construction declined due to slowing residential building activity and Company efforts to reduce exposure. Compared to the fourth quarter of 2007, average loans were up $2.2 billion, or 7.2%, on a sequential annualized basis, primarily driven by commercial loan growth.

Deposits

Average consumer and commercial deposits for the first quarter of 2008 were $101.2 billion, up 3.5% from the first quarter of 2007, as increases in NOW and money market deposits were partially offset by declines in demand deposit and savings account balances. Average total brokered and foreign deposits declined 42.1% from the first quarter of 2007, as the Company strategically reduced the size of its earning assets, thereby enabling the reduction of these higher cost funding sources and substantially improving the Company’s liquidity position.

On a sequential annualized basis, average consumer and commercial deposits increased 6.1% from the fourth quarter of 2007, driven by growth in NOW and money market account balances as a result of marketing campaigns and customers’ increased preference for the safety of insured deposit products. This growth offset declines in demand and savings deposit balances.

Capital

The estimated Tier 1 capital, total average shareholders’ equity to total average assets, and tangible equity to tangible asset ratios at March 31, 2008, were 7.25%, 10.21%, and 6.53%, respectively. Tier 1 capital decreased 35 basis points compared to March 31, 2007, while the total average shareholders’ equity to total average assets and tangible equity to tangible asset ratios increased 45 and 56 basis points, respectively. Compared to December 31, 2007, Tier 1 capital increased 32 basis points due to the issuance of Tier 1 qualifying enhanced trust preferred securities which primarily replaced securities retired in the third and fourth quarters of 2007. The Company’s regulatory capital ratios are in excess of the regulatory requirements for well capitalized status. The Company maintains its established Tier 1 capital ratio target of 7.5%.

The Company’s current Tier 1 capital level does not include the benefit of the equity value of its common stock holdings in The Coca-Cola Company (“Coke”), as SunTrust does not receive regulatory credit for the equity value of this position. As SunTrust has stated, the Company anticipates completing transactions related to this position in the second quarter of 2008 which will generate approximately $1 billion of Tier 1 capital or approximately 65 basis points of capital. The process that the Company embarked upon in 2007 is designed to result in a regulatory capital benefit from the holdings. In addition, as SunTrust management has indicated, this process is entirely focused on increasing the capital efficiency of this position and does not relate to SunTrust’s view of the current value of the Coke stock, nor its positive view of the long-term prospects of the company.

Asset Quality

Annualized net charge-offs in the first quarter of 2008 were 0.97% of average loans, up from 0.21% in the first quarter of 2007 and 0.55% in the fourth quarter of 2007. Net charge-offs were $297.2 million in the first quarter of 2008, as compared to $62.9 million in the first quarter of 2007 and $168.0 million in the fourth quarter of 2007. The increase in net charge-offs over the first quarter of 2007 reflects deterioration in consumer credit, particularly in residential real estate secured loans. The increase in net charge-offs in 2008 was most pronounced in home equity and residential mortgages.

Nonperforming loans were $2,068.7 million, or 1.67%, of total loans, as of March 31, 2008, compared to $1,460.3 million, or 1.19%, of total loans, as of December 31, 2007, and $665.1 million, or 0.57%, of total loans, as of March 31, 2007. The increase in nonperforming loans was mainly due to an increase in residential mortgage and real estate construction loans as the overall weakening of the housing markets and economy continued to increase delinquencies.

The allowance for loan and lease losses increased $262.8 million from December 31, 2007, to $1,545.3 million as of March 31, 2008. The increase in the allowance for loan and lease losses was attributable to the deterioration in certain segments of the consumer and residential real estate market, and contributed to the $203.2 million increase in provision for loan losses compared to the fourth quarter of 2007. The allowance for loan and lease losses as of March 31, 2008, represented 1.25% of period-end total loans compared to 1.05% as of December 31, 2007. The allowance for loan and lease losses as of March

31, 2008 represented 75% of period-end nonperforming loans of which over 63% were mortgages secured by residential real estate.

LINE OF BUSINESS FINANCIAL PERFORMANCE

The following discussion details results for SunTrust’s four business lines: Retail and Commercial Banking, Wholesale Banking, Mortgage, and Wealth and Investment Management. All revenue is reported on a fully taxable-equivalent basis. Previously, the Company had five business segments. The segment reporting structure was adjusted to align with the recently modified organizational structure that better aligns with serving clients’ needs. For the lines of business, results include net interest income which is computed using matched-maturity funds transfer pricing. Further, provision for loan losses is represented by net charge-offs.

SunTrust also reports results for Corporate Other and Treasury, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. This segment also includes differences created between internal management accounting practices and Generally Accepted Accounting Principles, certain matched-maturity funds transfer pricing credits and charges, differences in provision expense compared to net charge-offs, as well as equity and its related impact.

Retail and Commercial Banking

Three Months Ended March 31, 2008 vs. 2007

Retail and Commercial Banking net income for the first quarter of 2008 was $96.7 million, a decrease of $107.3 million, or 52.6%, compared to the first quarter of 2007. This decrease was primarily the result of higher provision expense due to home equity related charge-offs, lower net interest income driven by a continued shift in deposit mix and decreased spreads, partially offset by higher noninterest income driven by an increase in service charges on deposits.

Net interest income decreased $81.0 million, or 11.4%, mainly driven by the continued shift in deposit mix and decreased spreads as deposit competition and the interest rate environment encouraged customers to migrate into higher yielding interest-bearing deposits. Average loan balances declined $1.0 billion, or 1.9%, with the movement of Middle Market clients to the Wholesale Banking segment decreasing loans by approximately $2.0 billion. Remaining loan growth was driven by commercial loans and equity lines.

Provision for loan losses increased $129.1 million over the same period in 2007. The provision increase was most pronounced in home equity lines and loans reflecting the negative impact from the current deterioration in certain segments of the consumer portfolio, primarily related to the residential real estate market.

Total noninterest income increased $25.7 million, or 8.8%, from the first quarter of 2007. This increase was driven primarily by an $18.9 million, or 11.4%, increase in service charges on deposits related to both consumer and business accounts.

Total noninterest expense declined $13.2 million, or 2.1%, from the first quarter of 2007 with the transfer of the Middle Market business to Wholesale Banking being responsible for $5.5 million of the decline. The remainder of the decline reflects the continuing impact of expense savings initiatives, offset primarily by investments in the branch distribution network.

Wholesale Banking

Three Months Ended March 31, 2008 vs. 2007

Wholesale Banking reported net income of $86.2 million for the first quarter of 2008, a decrease of $6.3 million, or 6.8%, compared to the first quarter of 2007. An increase in net income due to the movement of Middle Market clients into Wholesale Banking was offset by lower net interest income and higher provision for loan losses.

Net interest income decreased $5.7 million, or 4.0%. Average loan balances increased $3.1 billion, or 10.5%, while the corresponding net interest income was virtually unchanged due to a decline in the higher spread residential builder portfolio and increased levels of real estate related nonaccrual loans. The increase in average loan balances includes an approximate $2.0 billion impact from the migration of Middle Market balances to Wholesale Banking. The remainder of Wholesale Banking’s loan growth of approximately $1.2 billion, or 4.0%, was despite a $1.9 billion structured asset sale of corporate loans in the first quarter of 2007. The additional loan growth was driven by corporate banking, partially offset by declining loan balances in the residential builder portfolio. Total average deposits were up $3.7 billion, or 79.2%; however, net interest income decreased $3.2 million. Higher cost corporate money market balances increased $3.1 billion while the resulting net interest income increased $1.8 million. Interest income from demand deposits was down $4.6 million due to slightly lower balances and the impact of the lower rate environment on the value of these deposits.

Provision for loan losses was $12.3 million, an increase of $9.5 million from the same period in 2007, driven primarily by higher residential builder related charge-offs.

Total noninterest income increased $4.8 million, or 2.8%. The migration of Middle Market clients into Wholesale Banking accounted for $4.4 million of the growth while the remaining Wholesale Banking increased $0.4 million, or 0.2%. Solid performances in fixed income sales and trading, derivatives, bond originations, structured leasing, and equity capital markets were offset, in part, by lower revenues from securitization and loan syndications, as well as lower income related to the structured asset sale in the first quarter of 2007.

Total noninterest expense increased $8.9 million, or 4.7%. Expense associated with Middle Market relationship management accounted for $5.6 million, or over 60% of the noninterest expense increase. The remaining $3.4 million was driven by higher incentive-based compensation expenses primarily related to increased fixed income and equity sales and trading revenue, increased Affordable Housing related expenses, and higher outside processing costs.

Mortgage

Three Months Ended March 31, 2008 vs. 2007

Mortgage reported a net loss of $31.4 million for the first quarter of 2008, a decrease in income of $38.3 million compared to the first quarter of 2007. The decrease resulted from higher credit related costs that were partially offset by the impact of adopting new accounting standards and by higher margins in secondary marketing in the first quarter of 2008.

Net interest income for the first quarter increased $0.9 million, or 0.7%, due to higher income from mortgage loans held for sale, mortgage backed securities and deposits offset by lower income on loans held for investment and increased funding cost of nonearning assets. Total average loans, principally residential mortgage and residential construction loans, decreased $0.4 billion, or 1.2%. The decline in average loans was partially due to the Company’s balance sheet management strategies that included the transfer of $4.1 billion of portfolio loans to loans held for sale at the end of first quarter 2007. The effect of the transfer has been substantially offset by new loan originations. Lower loan portfolio balances, declining spreads, and increased nonaccrual loans resulted in lower loan-related net interest income of $15.4 million. Average nonearning assets increased $0.7 billion over the first quarter of 2007. Funding of these assets lowered net interest income by $6.7 million. Average loans held for sale declined $4.3 billion, or 43.4%. However, higher spreads increased net interest income by $14.6 million. Additionally, average investment securities, which were up $3.6 billion, contributed $8.7 million to net interest income, and deposits, which were up $0.3 billion, contributed $1.2 million to net interest income.

Provision for loan losses increased $88.0 million, driven by higher residential mortgage and residential construction charge-offs.

Total noninterest income increased $93.6 million. This increase was driven by the adoption of new accounting standards, which impacted the timing of recognizing origination fees and servicing value and improved secondary marketing margins. The increases were partially offset by valuation adjustments on loans held for sale and lower servicing income. Loan production of $11.7 billion was down $3.1 billion, or 20.9%; however, mortgage production income was up $104.4 million. In 2007, income was reduced by $42.2 million resulting from the adoption of SFAS 157. Additionally, loan fees increased $32.9 million in the first quarter of 2008 due to the recognition of loan fees that were previously deferred prior to the May 2007 fair value election under SFAS 159 for certain newly-originated loans. Newly adopted accounting standards related to the recognition of loan servicing value at the time of interest rate lock commitment in the first quarter of 2008 contributed $18.3 million to production income during the quarter. Servicing income declined $6.0 million, principally due to higher MSR amortization that was only partially offset by higher fees resulting from an increased servicing portfolio. Total loans serviced at March 31, 2008 were $155.5 billion, up 12.1% from March 31, 2007. Noninterest income was also impacted by $8.5 million of net securities losses related to market value impairment on asset-backed securities deemed to be other-than-temporarily impaired.

Total noninterest expense increased $67.9 million, or 44.6%. Drivers of the increase were higher loan origination costs, higher operating losses and increased credit costs related to collections and other real estate. Loan origination expense was up $37.0 million due to recognition of loan origination costs on certain newly originated mortgage loans that were previously deferred. Operating losses recorded in the first quarter of 2008 were higher due to loan application fraud from customer misstatements of income or assets primarily on Alt-A products originated in prior periods.

Wealth and Investment Management

Three Months Ended March 31, 2008 vs. 2007

Wealth and Investment Management’s net income for the first quarter of 2008 was $104.2 million, an increase of $36.2 million, or 53.1%, compared to the first quarter of 2007. The increase was driven by approximately $33 million of incremental net income generated by the sale of the Company’s investment in Lighthouse Partners. In the first quarter of 2007, the Company’s investment in Lighthouse Partners generated $22.4 million of net income, which included a $20.1 million after-tax gain resulting from the gain on sale upon merger of Lighthouse Partners into Lighthouse Investment Partners, the entity that was serving as the sub-advisor to the Lighthouse funds. This transaction resulted in the Company maintaining a 24.9% minority interest in the combined entity. In the first quarter 2008, SunTrust recorded a $55.4 million after tax gain on the merger of Lighthouse Investment Partners with HFA Holdings, an Australian fund manager, in exchange for the Company’s 24.9% minority interest in the firm. Additional increases in net income primarily resulted from lower noninterest expense and higher retail investment and trust income, offset by lower net interest income primarily from deposits.

Net interest income decreased $10.2 million, or 11.3%, primarily due to a continued shift in deposit mix to higher cost deposits. Average deposits were practically unchanged as declines in demand deposit and certain money market accounts were offset by increases in higher-cost NOW accounts and time deposits. This shift in deposit mix coupled with compressed spreads due to increased competition for deposits resulted in a $7.9 million decrease in net interest income. Average loans decreased $306.1 million, or 3.7%, reducing net interest income $0.4 million. The decline in average loans was driven by lower consumer and commercial real estate balances.

Provision for loan losses increased $4.1 million primarily due to higher home equity, personal credit line and consumer mortgage net charge-offs.

Total noninterest income increased $45.7 million, or 16.0%, compared to the first quarter of 2007 driven by $39.0 million of incremental revenue from the sale of the Company’s Lighthouse Partners investment. Retail investment income increased $7.7 million, or 12.4%, due to strong annuity sales and higher recurring managed account fees. Trust income, excluding Lighthouse Partners, increased $4.3 million, or 2.7%. As of March 31, 2008, assets under management were approximately $140.4 billion compared to $137.2 billion as of March 31, 2007. Assets under management include individually managed assets, the Ridgeworth Funds, institutional assets managed by Ridgeworth Capital Management, and participant-directed retirement accounts as of March 31, 2008. SunTrust’s total assets under advisement were approximately $248.3 billion, which includes $140.4 billion in assets under management, $63.9 billion in non-managed trust assets, $39.3 billion in retail brokerage assets, and $4.7 billion in non-managed corporate trust assets.

Total noninterest expense decreased $25.4 million, or 9.5%, driven by lower salaries, discretionary expense, and allocated overhead and operations costs, as well as lower structural expense resulting from the sale of Lighthouse Partners.

Corporate Other and Treasury

Three Months Ended March 31, 2008 vs. 2007

Corporate Other and Treasury’s net income for the first quarter of 2008 was $34.7 million, a decrease of $115.1 million, or 76.8%, compared to the first quarter of 2007 driven by an increased provision for loan losses and securities losses. This decreases was partially offset by an increase in net interest income due to favorable net gains on hedges, an increase in noninterest income due to a gain on the Visa initial public offering, gains from the sale/leaseback of corporate real estate properties, and a decrease in noninterest expenses due to the reversal of a portion of the accrued liability associated with the Visa litigation.

Net interest income in the first quarter of 2008 increased $75.6 million, or 66.1%, over the same period in 2007 mainly due to interest rate hedging activities and an increase in net interest income due to balance sheet management strategies executed in the second quarter of last year. These strategies improved the yield on the securities portfolio and delevered the balance sheet, thereby reducing reliance on higher-cost wholesale funding. Total average assets decreased $8.4 billion, or 26.7%, mainly due to the reduction in size of the investment portfolio. Total average deposits decreased $11.6 billion, or 42.8%, mainly due to a decrease in brokered and foreign deposits, as the Company reduced its reliance on wholesale funding sources.

Provision for loan losses, which predominantly represents the difference between consolidated provision for loan losses and net charge-offs for the lines of business, increased $272.9 million in conjunction with an increase in the allowance for loan losses due to the further deterioration in the residential real estate market and consumer credit quality.

Total noninterest income increased $8.8 million, or 9.4%, in the first quarter of 2008 compared to the same period in 2007. In the first quarter of 2008, the Company recognized approximately $240 million of valuation gains recorded on the Company’s publicly traded debt carried at fair value. The Company also realized an $86.3 million gain from the Visa initial public offering and $37.0 million gain from the sale/leaseback of real estate properties. These gains were offset by securities gains/losses in the first quarter of 2008 which included $55.6 million in market value impairment related primarily to certain asset-backed securities that were classified as available for sale and estimated to be other-than-temporarily impaired, triggering accounting recognition of the unrealized loss in current period earnings. There were also an additional $239 million in trading losses in the first quarter of 2008 versus a $74.3 million gain in the first quarter of 2007. These mark-downs reflect the lack of liquidity in the market for these securities and deterioration in the credit quality of some of the underlying assets.

Total noninterest expense decreased $19.1 million compared to the first quarter of 2007. The decrease in expenses was mainly due to a $39.1 million reversal of a portion of the accrued liability associated with the Visa litigation. This decrease was partially offset by the recognition of $11.7 million of net cost related to the early retirement of debt and an increase of $9.8 million in advertising cost related to the “My Cause” advertisement campaign.

Corresponding Financial Tables and Information

Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables and information which SunTrust has also published today and SunTrust’s forthcoming quarterly report on Form 10-Q. Detailed financial tables and other information are also available on the Company’s Web site at www.suntrust.com in the Investor

Relations section located under “About SunTrust”. This information is also included in a current report on Form 8-K filed with the SEC today.

This news release contains certain non-US GAAP financial measures to describe the Company’s performance. The reconciliation of those measures to the most directly comparable US GAAP financial measures, and the reasons why SunTrust believes such financial measures may be useful to investors, can be found in the financial information contained in the appendices of this news release.

Conference Call

SunTrust management will host a conference call on April 22, 2008, at 8:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals are encouraged to call in beginning at 7:45 a.m. (Eastern Time) by dialing 1-888-972-7805 (Passcode: 1Q08). Individuals calling from outside the United States should dial 1-517-308-9091 (Passcode: 1Q08). A replay of the call will be available beginning April 22, 2008, and ending May 6, 2008, by dialing 1-800-333-1859 (domestic) or 1-402-220-0205 (international).

Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust Web site at www.suntrust.com. The webcast will be hosted under “Investor Relations” located under “About SunTrust” or may be accessed directly from the SunTrust home page by clicking on the earnings-related link, “1st Quarter Earnings Release.” Beginning the afternoon of April 22, 2008, listeners may access an archived version of the webcast in the “Webcasts and Presentations” subsection found under “Investor Relations.” This webcast will be archived and available for one year. A link to the Investor Relations page is also found in the footer of the SunTrust home page.

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides credit cards, mortgage banking, insurance, brokerage, equipment leasing and capital markets services. SunTrust’s Internet address is www.suntrust.com.

Forward-Looking Statements

This news release may contain forward-looking statements. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “initiatives,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. Such statements are based upon the current beliefs and expectations of SunTrust’s management, and on information currently available to management, and speak as of the date hereof. Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause SunTrust’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2007 Annual Report on Form 10-K, in the Quarterly Reports on Form 10-Q and in the Current Reports filed on Form 8-K with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Those factors include: (1) adverse changes in general business or economic conditions could have a material adverse effect on our financial condition and results of operations; (2) changes in market interest rates or capital markets could adversely affect our revenues and expenses, the value of assets and obligations, costs of capital, or liquidity; (3) the fiscal and monetary policies of the federal government and its agencies could have a material adverse effect on our earnings; (4) changes in securities markets or markets for commercial or residential real estate could harm our revenues and profitability; (5) customers could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding; (6) customers may decide not to use banks to complete their financial transactions, which could affect net income; (7) we have businesses other than banking, which subjects us to a variety of risks; (8) hurricanes and other natural disasters may adversely affect loan portfolios and operations and increase the cost of doing business; (9) negative public opinion could damage our reputation and adversely impact our business; (10) we rely on other companies for key components of our business infrastructure; (11) we rely on our systems, employees and certain counterparties, and certain failures could materially adversely affect our operations; (12) we depend on the accuracy and completeness of information about clients and counterparties; (13) regulation by federal and state agencies could adversely affect our business, revenues, and profit margins; (14) competition in the financial services industry is intense and could result in losing business or reducing profit margins; (15) future legislation could harm our competitive position; (16) maintaining or increasing market share depends on market acceptance and regulatory approval of new products and services; (17) our ability to receive dividends from our subsidiaries accounts for most of our revenues and could affect our liquidity and ability to pay dividends; (18) significant legal actions could subject us to substantial uninsured liabilities; (19) we have in the past and may in the future pursue acquisitions, which could affect costs and from which we may not be able to realize anticipated benefits; (20) we depend on the expertise of key personnel without whom our operations may suffer; (21) we may be unable to hire or retain additional qualified personnel and recruiting and compensation costs may increase as a result of turnover, both of which may increase costs and reduce profitability and may adversely impact our ability to implement our business strategy; (22) our accounting policies and methods are key to how we report financial condition and results of operations, and may require management to make estimates about matters that are uncertain; (23) changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition; (24) our stock price can be volatile; (25) our disclosure controls and procedures may fail to prevent or detect all errors or acts of fraud; (26) our trading assets and financial instruments carried at fair value expose the Company to certain market risks; (27) weakness in residential property values and mortgage loan markets could adversely affect us; (28) we may be required to repurchase mortgage loans or indemnify mortgage loan purchasers as a result of breaches of representations and warranties, borrower fraud, or certain borrower defaults, which could harm our liquidity, results of operations and financial condition; and (29) we may enter into transactions with off-balance sheet entities affiliated with SunTrust or its subsidiaries which may cause us to recognize current or future losses.

The forward-looking statements in this news release speak only as of this date, and SunTrust does not assume any obligation to update such statements or to update the reasons why actual results could differ from those contained in such statements.

###

SunTrust Banks, Inc. and Subsidiaries

FINANCIAL HIGHLIGHTS

(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended March 31			% Change
	2008		2007
EARNINGS & DIVIDENDS
Net income	$290.6		$521.2	(44.2)%
Net income available to common shareholders	283.6		513.9	(44.8)
Total revenue - FTE [2]	2,225.3		2,067.2	7.6
Net income per average common share
Diluted	0.81		1.44	(43.8)
Basic	0.82		1.45	(43.4)
Dividends paid per average common share	0.77		0.73	5.5

CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$176,917		$181,506	(2.5)%
Earning assets	153,004		159,474	(4.1)
Loans	123,263		121,515	1.4
Consumer and commercial deposits	101,168		97,792	3.5
Brokered and foreign deposits	15,469		26,714	(42.1)
Total shareholders’ equity	18,062		17,720	1.9

As of
Total assets	178,987		186,385	(4.0)
Earning assets	152,715		163,299	(6.5)
Loans	123,713		116,913	5.8
Allowance for loan and lease losses	1,545		1,034	49.4
Consumer and commercial deposits	103,432		99,875	3.6
Brokered and foreign deposits	12,747		23,563	(45.9)
Total shareholders’ equity	18,431		17,969	2.6

FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.66%		1.16%	(43.1)%
Return on average assets less net unrealized securities gains [1]	0.72		1.15	(37.4)
Return on average common shareholders’ equity	6.49		12.10	(46.4)
Return on average realized common shareholders’ equity [1]	7.69		12.54	(38.7)
Net interest margin [2]	3.07		3.02	1.7
Efficiency ratio [2]	56.40		59.79	(5.7)
Tangible efficiency ratio [1]	55.47		58.65	(5.4)
Effective tax rate	23.98		30.59	(21.6)
Tier 1 capital ratio	7.25	[3]	7.60	(4.6)
Total capital ratio	11.00	[3]	10.94	0.5
Tier 1 leverage ratio	7.20	[3]	7.24	(0.6)
Total average shareholders’ equity to total average assets	10.21		9.76	4.6
Tangible equity to tangible assets [1]	6.53		5.97	9.4

Full-time equivalent employees	31,745		33,397	(4.9)
Number of ATMs	2,509		2,543	(1.3)
Full service banking offices	1,678		1,691	(0.8)
Traditional	1,343		1,338	0.4
In-store	335		353	(5.1)

Book value per common share	$51.26		$49.00	4.6
Market price:
High	70.00		87.43	(19.9)
Low	52.94		80.76	(34.4)
Close	55.14		83.04	(33.6)
Market capitalization	19,290		29,604	(34.8)

Average common shares outstanding (000s)
Diluted	348,072		357,214	(2.6)
Basic	346,581		353,448	(1.9)

[1]	See Appendix A and Appendix B for reconcilements of non-GAAP performance measures.
[2]

Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income on a FTE basis plus noninterest income.

[3]	Current period tier 1 capital, total capital and tier 1 leverage ratios are estimated as of the earnings release date.

SunTrust Banks, Inc. and Subsidiaries

FIVE QUARTER FINANCIAL HIGHLIGHTS

(Dollars in millions, except per share data) (Unaudited)

	Three Months Ended
	March 31 2008		December 31 2007	September 30 2007	June 30 2007	March 31 2007
EARNINGS & DIVIDENDS
Net income	$290.6		$11.1	$420.2	$681.4	$521.2
Net income available to common shareholders	283.6		3.3	412.6	673.9	513.9
Total revenue - FTE [2]	2,225.3		1,770.8	2,038.3	2,374.6	2,067.2
Net income per average common share
Diluted	0.81		0.01	1.18	1.89	1.44
Basic	0.82		0.01	1.19	1.91	1.45
Dividends paid per average common share	0.77		0.73	0.73	0.73	0.73

CONDENSED BALANCE SHEETS
Selected Average Balances
Total assets	$176,917		$175,130	$174,653	$179,996	$181,506
Earning assets	153,004		151,541	152,328	157,594	159,474
Loans	123,263		121,094	119,559	118,165	121,515
Consumer and commercial deposits	101,168		99,649	96,708	97,927	97,792
Brokered and foreign deposits	15,469		15,717	21,140	23,983	26,714
Total shareholders’ equity	18,062		18,033	17,550	17,928	17,720

As of
Total assets	178,987		179,574	175,857	180,314	186,385
Earning assets	152,715		154,397	151,229	157,095	163,299
Loans	123,713		122,319	120,748	118,788	116,913
Allowance for loan and lease losses	1,545		1,283	1,094	1,050	1,034
Consumer and commercial deposits	103,432		101,870	98,834	97,822	99,875
Brokered and foreign deposits	12,747		15,973	17,026	25,069	23,563
Total shareholders’ equity	18,431		18,053	17,907	17,369	17,969

FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.66%		0.03%	0.95%	1.52%	1.16%
Return on average assets less net unrealized securities gains [1]	0.72		(0.01)	0.93	1.18	1.15
Return on average common shareholders’ equity	6.49		0.07	9.60	15.51	12.10
Return on average realized common shareholders’ equity [1]	7.69		(0.33)	9.86	12.71	12.54
Net interest margin [2]	3.07		3.13	3.18	3.10	3.02
Efficiency ratio [2]	56.40		82.19	63.35	52.69	59.79
Tangible efficiency ratio [1]	55.47		80.86	62.13	51.64	58.65
Effective tax rate	23.98		(116.22)	26.68	31.45	30.59
Tier 1 capital ratio	7.25	[3]	6.93	7.44	7.49	7.60
Total capital ratio	11.00	[3]	10.30	10.72	10.67	10.94
Tier 1 leverage ratio	7.20	[3]	6.90	7.28	7.11	7.24
Total average shareholders’ equity to total average assets	10.21		10.30	10.05	9.96	9.76
Tangible equity to tangible assets [1]	6.53		6.28	6.32	5.85	5.97

Full-time equivalent employees	31,745		32,323	32,903	33,241	33,397
Number of ATMs	2,509		2,507	2,518	2,533	2,543
Full service banking offices	1,678		1,682	1,683	1,685	1,691
Traditional	1,343		1,343	1,339	1,338	1,338
In-store	335		339	344	347	353

Book value per common share	$51.26		$50.38	$50.01	$48.33	$49.00
Market price:
High	70.00		78.76	90.47	94.18	87.43
Low	52.94		60.02	73.61	78.16	80.76
Close	55.14		62.49	75.67	85.74	83.04
Market capitalization	19,290		21,772	26,339	29,928	29,604

Average common shares outstanding (000s)
Diluted	348,072		348,072	349,592	356,008	357,214
Basic	346,581		345,917	346,150	351,987	353,448

[1]	See Appendix A and Appendix B for reconcilements of non-GAAP performance measures.
[2]

Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income on a FTE basis plus noninterest income.

[3]	Current period tier 1 capital, total capital and tier 1 leverage ratios are estimated as of the earnings release date.

SunTrust Banks, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended
	March 31		Increase/(Decrease) [2]
	2008	2007	Amount	%
Interest income	$2,258,332	$2,528,057	($269,725)	(10.7)%
Interest expense	1,118,465	1,363,498	(245,033)	(18.0)

NET INTEREST INCOME	1,139,867	1,164,559	(24,692)	(2.1)
Provision for loan losses	560,022	56,441	503,581	NM

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	579,845	1,108,118	(528,273)	(47.7)

NONINTEREST INCOME
Service charges on deposit accounts	211,839	189,035	22,804	12.1
Trust and investment management income	161,102	174,318	(13,216)	(7.6)
Retail investment services	72,300	63,543	8,757	13.8
Other charges and fees	127,231	118,137	9,094	7.7
Investment banking income	55,420	50,157	5,263	10.5
Trading account profits and commissions	28,218	90,201	(61,983)	(68.7)
Card fees	73,761	64,195	9,566	14.9
Mortgage production related income/(loss)	85,549	(8,655)	94,204	NM
Mortgage servicing related income	29,098	35,403	(6,305)	(17.8)
Gain on Visa IPO	86,305	-	86,305	NM
Net gain on sale or merger of Lighthouse interests	89,390	32,340	57,050	NM
Net gain on sale/leaseback of premises	37,039	-	37,039	NM
Other noninterest income	60,836	70,212	(9,376)	(13.4)
Securities gains/(losses), net	(60,586)	20	(60,606)	NM

Total noninterest income	1,057,502	878,906	178,596	20.3

NONINTEREST EXPENSE
Employee compensation and benefits	715,083	699,000	16,083	2.3
Net occupancy expense	86,441	86,257	184	0.2
Outside processing and software	109,165	99,676	9,489	9.5
Equipment expense	52,395	49,409	2,986	6.0
Marketing and customer development	55,703	45,705	9,998	21.9
Amortization of intangible assets	20,715	23,542	(2,827)	(12.0)
Net loss on extinguishment of debt	11,723	-	11,723	NM
Visa litigation	(39,124)	-	(39,124)	NM
Other noninterest expense	243,043	232,408	10,635	4.6

Total noninterest expense	1,255,144	1,235,997	19,147	1.5

INCOME BEFORE PROVISION FOR INCOME TAXES	382,203	751,027	(368,824)	(49.1)
Provision for income taxes	91,648	229,731	(138,083)	(60.1)

Net income	290,555	521,296	(230,741)	(44.3)
Preferred dividends	6,977	7,363	(386)	(5.2)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$283,578	$513,933	($230,355)	(44.8)

Net interest income - FTE [1]	$1,167,842	$1,188,272	($20,430)	(1.7)

Net income per average common share
Diluted	0.81	1.44	(0.63)	(43.8)
Basic	0.82	1.45	(0.63)	(43.4)

Cash dividends paid per common share	0.77	0.73	0.04	5.5
Average common shares outstanding (000s)
Diluted	348,072	357,214	(9,142)	(2.6)
Basic	346,581	353,448	(6,867)	(1.9)

[1]

Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis.

[2]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries

FIVE QUARTER CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended
	March 31 2008	December 31 2007	September 30 2007	June 30 2007	March 31 2007
Interest income	$2,258,332	$2,448,701	$2,515,292	$2,543,870	$2,528,057
Interest expense	1,118,465	1,281,188	1,323,104	1,348,586	1,363,498

NET INTEREST INCOME	1,139,867	1,167,513	1,192,188	1,195,284	1,164,559
Provision for loan losses	560,022	356,781	147,020	104,680	56,441

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	579,845	810,732	1,045,168	1,090,604	1,108,118

NONINTEREST INCOME
Service charges on deposit accounts	211,839	222,213	213,939	196,844	189,035
Trust and investment management income	161,102	170,854	175,242	164,620	174,318
Retail investment services	72,300	71,650	71,064	71,785	63,543
Other charges and fees	127,231	121,849	120,730	118,358	118,137
Investment banking income	55,420	55,041	47,688	61,999	50,157
Trading account profits/(losses) and commissions	28,218	(437,162)	(31,187)	16,437	90,201
Card fees	73,761	77,481	70,450	68,580	64,195
Mortgage production related income	85,549	22,366	12,950	64,322	(8,655)
Mortgage servicing related income	29,098	57,364	57,142	45,527	35,403
Gain on Visa IPO	86,305	-	-	-	-
Net gain on sale or merger of Lighthouse interests	89,390	-	-	-	32,340
Net gain on sale/leaseback of premises	37,039	118,840	-	-	-
Other noninterest income	60,836	89,827	80,130	109,738	70,212
Securities gains/(losses), net	(60,586)	5,694	991	236,412	20

Total noninterest income	1,057,502	576,017	819,139	1,154,622	878,906

NONINTEREST EXPENSE
Employee compensation and benefits	715,083	682,810	677,765	710,613	699,000
Net occupancy expense	86,441	92,705	87,626	84,650	86,257
Outside processing and software	109,165	105,407	105,132	100,730	99,676
Equipment expense	52,395	51,734	51,532	53,823	49,409
Marketing and customer development	55,703	59,115	46,897	43,326	45,705
Amortization of intangible assets	20,715	23,414	24,820	24,904	23,542
Net loss on extinguishment of debt	11,723	-	9,800	-	-
Visa litigation	(39,124)	76,930	-	-	-
Other noninterest expense	243,043	363,226	287,673	233,148	232,408

Total noninterest expense	1,255,144	1,455,341	1,291,245	1,251,194	1,235,997

INCOME/(LOSS) BEFORE PROVISION/(BENEFIT) FOR INCOME TAXES	382,203	(68,592)	573,062	994,032	751,027
Provision/(benefit) for income taxes	91,648	(79,716)	152,898	312,601	229,731

Net income	290,555	11,124	420,164	681,431	521,296
Preferred dividends	6,977	7,867	7,526	7,519	7,363

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$283,578	$3,257	$412,638	$673,912	$513,933

Net interest income - FTE [1]	$1,167,842	$1,194,757	$1,219,243	$1,219,952	$1,188,272

Net income per average common share
Diluted	0.81	0.01	1.18	1.89	1.44
Basic	0.82	0.01	1.19	1.91	1.45

Cash dividends paid per common share	0.77	0.73	0.73	0.73	0.73
Average common shares outstanding (000s)
Diluted	348,072	348,072	349,592	356,008	357,214
Basic	346,581	345,917	346,150	351,987	353,448

[1]

Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis.

SunTrust Banks, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands) (Unaudited)

	As of March 31		Increase/(Decrease) [3]
	2008	2007	Amount	%
ASSETS
Cash and due from banks	$3,994,267	$3,867,957	$126,310	3.3%
Interest-bearing deposits in other banks	21,283	21,974	(691)	(3.1)
Funds sold and securities purchased under agreements to resell	1,247,495	883,833	363,662	41.1
Trading assets	10,932,251	21,545,502	(10,613,251)	(49.3)
Securities available for sale [1]	15,882,088	13,163,036	2,719,052	20.7
Loans held for sale (loans at fair value: $5,097,410 and $ 4,033,083 as of March 31, 2008 and 2007, respectively)	6,977,289	14,067,788	(7,090,499)	(50.4)
Loans:
Commercial	37,306,872	33,484,170	3,822,702	11.4
Real estate:
Home equity lines	15,134,297	14,039,685	1,094,612	7.8
Construction	12,980,917	14,175,478	(1,194,561)	(8.4)
Residential mortgages (loans at fair value: $282,760 and $ 0 as of March 31, 2008 and 2007, respectively)	33,092,433	30,248,543	2,843,890	9.4
Commercial real estate	12,893,708	12,454,475	439,233	3.5
Consumer:
Direct	4,192,168	4,293,308	(101,140)	(2.4)
Indirect	7,305,213	7,840,962	(535,749)	(6.8)
Credit card	807,587	375,938	431,649	NM

Total loans	123,713,195	116,912,559	6,800,636	5.8
Allowance for loan and lease losses	(1,545,340)	(1,033,939)	511,401	49.5

Net loans	122,167,855	115,878,620	6,289,235	5.4
Goodwill	6,923,033	6,896,723	26,310	0.4
Other intangible assets	1,430,268	1,293,457	136,811	10.6
Other real estate owned	244,906	74,645	170,261	NM
Other assets	9,166,212	8,691,306	474,906	5.5

Total assets [2]	$178,986,947	$186,384,841	($7,397,894)	(4.0)

LIABILITIES
Noninterest-bearing consumer and commercial deposits	$22,325,750	$22,765,045	($439,295)	(1.9)%
Interest-bearing consumer and commercial deposits:
NOW accounts	22,292,330	20,802,207	1,490,123	7.2
Money market accounts	25,843,396	22,070,587	3,772,809	17.1
Savings	3,990,007	5,102,312	(1,112,305)	(21.8)
Consumer time	16,876,836	17,044,783	(167,947)	(1.0)
Other time	12,104,125	12,089,882	14,243	0.1

Total consumer and commercial deposits	103,432,444	99,874,816	3,557,628	3.6
Brokered deposits (CDs at fair value: $317,578 and $ 229,884 as of March 31, 2008 and 2007, respectively)	11,034,332	18,203,295	(7,168,963)	(39.4)
Foreign deposits	1,712,504	5,360,164	(3,647,660)	(68.1)

Total deposits	116,179,280	123,438,275	(7,258,995)	(5.9)
Funds purchased	3,795,641	6,433,195	(2,637,554)	(41.0)
Securities sold under agreements to repurchase	5,446,204	6,851,863	(1,405,659)	(20.5)
Other short-term borrowings	3,061,003	1,958,438	1,102,565	56.3
Long-term debt (debt at fair value: $7,784,744 and $ 6,896,790 as of March 31, 2008 and 2007, respectively)	23,602,919	19,007,959	4,594,960	24.2
Trading liabilities	2,356,037	1,642,958	713,079	43.4
Other liabilities	6,114,415	9,083,615	(2,969,200)	(32.7)

Total liabilities	160,555,499	168,416,303	(7,860,804)	(4.7)

SHAREHOLDERS’ EQUITY
Preferred stock, no par value	500,000	500,000	-	-
Common stock, $1.00 par value	370,578	370,578	-	-
Additional paid in capital	6,682,828	6,688,660	(5,832)	(0.1)
Retained earnings	10,661,250	10,325,246	336,004	3.3
Treasury stock, at cost, and other	(1,692,117)	(1,101,172)	590,945	53.7
Accumulated other comprehensive income, net of tax	1,908,909	1,185,226	723,683	61.1

Total shareholders’ equity	18,431,448	17,968,538	462,910	2.6

Total liabilities and shareholders’ equity	$178,986,947	$186,384,841	($7,397,894)	(4.0)

Common shares outstanding	349,832,264	356,504,563	(6,672,299)	(1.9)
Common shares authorized	750,000,000	750,000,000	-	-
Preferred shares outstanding	5,000	5,000	-	-
Preferred shares authorized	50,000,000	50,000,000	-	-
Treasury shares of common stock	20,746,134	14,073,835	6,672,299	47.4

[1] Includes net unrealized gains of	$2,835,823	$2,333,896	$501,927	21.5%
[2] Includes earning assets of	152,714,700	163,299,162	(10,584,462)	(6.5)
[3]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries

FIVE QUARTER CONSOLIDATED BALANCE SHEETS

(Dollars in thousands) (Unaudited)

	As of
	March 31 2008	December 31 2007	September 30 2007	June 30 2007	March 31 2007
ASSETS
Cash and due from banks	$3,994,267	$4,270,917	$4,162,456	$4,254,430	$3,867,957
Interest-bearing deposits in other banks	21,283	24,355	29,684	25,991	21,974
Funds sold and securities purchased under agreements to resell	1,247,495	1,347,329	968,553	1,143,995	883,833
Trading assets	10,932,251	10,518,379	9,566,806	13,044,972	21,545,502
Securities available for sale [1]	15,882,088	16,264,107	15,243,133	14,725,957	13,163,036
Loans held for sale	6,977,289	8,851,695	8,675,427	12,474,932	14,067,788
Loans:
Commercial	37,306,872	35,929,400	34,969,714	34,362,837	33,484,170
Real estate:
Home equity lines	15,134,297	14,911,598	14,598,774	14,303,659	14,039,685
Construction	12,980,917	13,776,651	14,358,990	14,417,949	14,175,478
Residential mortgages	33,092,433	32,779,744	31,603,884	30,759,216	30,248,543
Commercial real estate	12,893,708	12,609,543	12,487,309	12,416,329	12,454,475
Consumer:
Direct	4,192,168	3,963,869	4,419,290	4,391,739	4,293,308
Indirect	7,305,213	7,494,130	7,642,099	7,739,369	7,840,962
Credit card	807,587	854,059	668,353	396,624	375,938

Total loans	123,713,195	122,318,994	120,748,413	118,787,722	116,912,559
Allowance for loan and lease losses	(1,545,340)	(1,282,504)	(1,093,691)	(1,050,362)	(1,033,939)

Net loans	122,167,855	121,036,490	119,654,722	117,737,360	115,878,620
Goodwill	6,923,033	6,921,493	6,912,110	6,897,050	6,896,723
Other intangible assets	1,430,268	1,362,995	1,327,060	1,290,460	1,293,457
Other real estate owned	244,906	183,753	156,106	100,973	74,645
Other assets	9,166,212	8,792,420	9,161,172	8,618,252	8,691,306

Total assets [2]	$178,986,947	$179,573,933	$175,857,229	$180,314,372	$186,384,841

LIABILITIES
Noninterest-bearing consumer and commercial deposits	$22,325,750	$21,083,234	$20,857,240	$22,725,654	$22,765,045
Interest-bearing consumer and commercial deposits:
NOW accounts	22,292,330	22,558,374	20,319,435	20,255,930	20,802,207
Money market accounts	25,843,396	24,522,640	24,011,524	21,645,616	22,070,587
Savings	3,990,007	3,917,099	4,376,155	4,698,516	5,102,312
Consumer time	16,876,836	17,264,208	17,037,866	16,745,010	17,044,783
Other time	12,104,125	12,524,470	12,231,832	11,751,246	12,089,882

Total consumer and commercial deposits	103,432,444	101,870,025	98,834,052	97,821,972	99,874,816
Brokered deposits	11,034,332	11,715,024	14,188,886	16,659,978	18,203,295
Foreign deposits	1,712,504	4,257,601	2,836,775	8,408,752	5,360,164

Total deposits	116,179,280	117,842,650	115,859,713	122,890,702	123,438,275
Funds purchased	3,795,641	3,431,185	1,512,054	3,405,459	6,433,195
Securities sold under agreements to repurchase	5,446,204	5,748,277	5,548,486	6,081,096	6,851,863
Other short-term borrowings	3,061,003	3,021,358	2,971,761	2,083,518	1,958,438
Long-term debt	23,602,919	22,956,508	22,661,381	20,604,933	19,007,959
Trading liabilities	2,356,037	2,160,385	1,906,002	2,156,279	1,642,958
Other liabilities	6,114,415	6,361,052	7,490,585	5,723,532	9,083,615

Total liabilities	160,555,499	161,521,415	157,949,982	162,945,519	168,416,303

SHAREHOLDERS’ EQUITY
Preferred stock, no par value	500,000	500,000	500,000	500,000	500,000
Common stock, $1.00 par value	370,578	370,578	370,578	370,578	370,578
Additional paid in capital	6,682,828	6,707,293	6,709,002	6,589,387	6,688,660
Retained earnings	10,661,250	10,646,640	10,897,059	10,739,449	10,325,246
Treasury stock, at cost, and other	(1,692,117)	(1,779,142)	(1,821,360)	(1,751,449)	(1,101,172)
Accumulated other comprehensive income, net of tax	1,908,909	1,607,149	1,251,968	920,888	1,185,226

Total shareholders’ equity	18,431,448	18,052,518	17,907,247	17,368,853	17,968,538

Total liabilities and shareholders’ equity	$178,986,947	$179,573,933	$175,857,229	$180,314,372	$186,384,841

Common shares outstanding	349,832,264	348,411,163	348,073,971	349,052,800	356,504,563
Common shares authorized	750,000,000	750,000,000	750,000,000	750,000,000	750,000,000
Preferred shares outstanding	5,000	5,000	5,000	5,000	5,000
Preferred shares authorized	50,000,000	50,000,000	50,000,000	50,000,000	50,000,000
Treasury shares of common stock	20,746,134	22,167,235	22,504,427	21,525,598	14,073,835

[1] Includes net unrealized gains of	$2,835,823	$2,724,643	$2,391,606	$2,035,623	$2,333,896
[2] Includes earning assets of	152,714,700	154,397,231	151,228,575	157,094,873	163,299,162

SunTrust Banks, Inc. and Subsidiaries

CONSOLIDATED DAILY AVERAGE BALANCES,

AVERAGE YIELDS EARNED AND RATES PAID

(Dollars in millions; yields on taxable-equivalent basis) (Unaudited)

	Three Months Ended
	March 31, 2008			December 31, 2007
	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans:
Real estate 1-4 family	$32,440.0	$521.3	6.43%	$31,990.3	$517.4	6.47%
Real estate construction	12,450.2	189.8	6.13	13,250.9	238.8	7.15
Real estate home equity lines	14,603.0	234.3	6.45	14,394.8	268.1	7.39
Real estate commercial	13,113.1	201.3	6.17	12,891.6	221.2	6.81
Commercial - FTE [1]	36,374.6	539.2	5.96	34,879.3	564.9	6.43
Credit card	774.4	2.9	1.52	690.1	2.1	1.23
Consumer - direct	4,063.4	62.5	6.19	3,949.3	70.7	7.10
Consumer - indirect	7,645.3	120.2	6.32	7,877.3	125.7	6.33
Nonaccrual and restructured	1,799.0	5.4	1.21	1,170.7	4.3	1.45

Total loans	123,263.0	1,876.9	6.12	121,094.3	2,013.2	6.60
Securities available for sale:
Taxable	12,087.1	186.8	6.18	11,814.6	182.9	6.19
Tax-exempt - FTE [1]	1,071.4	16.5	6.13	1,054.0	16.0	6.07

Total securities available for sale - FTE [1]	13,158.5	203.3	6.18	12,868.6	198.9	6.18
Funds sold and securities purchased under agreements to resell	1,326.9	8.9	2.67	1,066.1	11.6	4.25
Loans held for sale	6,865.7	99.0	5.77	8,777.6	139.2	6.34
Interest-bearing deposits	21.9	0.2	4.54	18.2	0.3	6.22
Interest earning trading assets	8,367.6	98.0	4.71	7,716.2	112.8	5.80

Total earning assets	153,003.6	2,286.3	6.01	151,541.0	2,476.0	6.48
Allowance for loan and lease losses	(1,393.1)			(1,114.9)
Cash and due from banks	3,166.5			3,462.6
Other assets	17,076.4			17,172.3
Noninterest earning trading assets	2,609.5			1,660.9
Unrealized gains on securities available for sale, net	2,454.0			2,408.6

Total assets	$176,916.9			$175,130.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$21,981.1	$101.9	1.87%	$20,737.2	$121.0	2.32%
Money market accounts	25,342.7	154.7	2.46	24,261.5	177.7	2.91
Savings	3,917.0	5.7	0.59	4,177.7	11.1	1.05
Consumer time	17,030.8	187.8	4.43	17,170.7	197.2	4.56
Other time	12,280.5	141.1	4.62	12,353.3	151.5	4.87

Total interest-bearing consumer and commercial deposits	80,552.1	591.2	2.95	78,700.4	658.5	3.32
Brokered deposits	11,216.4	123.0	4.34	12,771.1	168.2	5.15
Foreign deposits	4,252.2	33.6	3.13	2,945.9	32.6	4.33

Total interest-bearing deposits	96,020.7	747.8	3.13	94,417.4	859.3	3.61
Funds purchased	2,885.7	21.9	3.00	2,151.4	24.1	4.38
Securities sold under agreements to repurchase	5,889.4	35.1	2.36	5,706.7	55.2	3.78
Interest-bearing trading liabilities	713.0	6.0	3.41	504.2	3.5	2.75
Other short-term borrowings	2,887.6	22.8	3.17	3,202.8	37.4	4.63
Long-term debt	22,808.3	284.9	5.02	22,808.1	301.7	5.25

Total interest-bearing liabilities	131,204.7	1,118.5	3.43	128,790.6	1,281.2	3.95
Noninterest-bearing deposits	20,616.3			20,948.1
Other liabilities	5,347.4			5,812.5
Noninterest-bearing trading liabilities	1,686.8			1,546.5
Shareholders’ equity	18,061.7			18,032.8

Total liabilities and shareholders’ equity	$176,916.9			$175,130.5

Interest Rate Spread			2.58%			2.53%

Net Interest Income - FTE [1]		$1,167.8			$1,194.8

Net Interest Margin [2]			3.07%			3.13%

[1]

The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

[2]	The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries

CONSOLIDATED DAILY AVERAGE BALANCES,

AVERAGE YIELDS EARNED AND RATES PAID

(Dollars in millions; yields on taxable-equivalent basis) (Unaudited)

	Three Months Ended
	September 30, 2007			June 30, 2007			March 31, 2007
	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans:
Real estate 1-4 family	$31,003.5	$498.5	6.43%	$30,754.4	$493.2	6.42%	$34,089.1	$527.3	6.19%
Real estate construction	13,686.6	260.0	7.54	13,710.1	259.4	7.59	13,430.3	252.7	7.63
Real estate home equity lines	14,133.1	279.5	7.85	13,849.7	272.4	7.89	13,738.1	268.3	7.92
Real estate commercial	12,759.3	225.3	7.01	12,731.8	220.8	6.95	12,830.6	220.2	6.96
Commercial-FTE [1]	34,247.9	562.6	6.52	33,607.7	539.6	6.44	34,032.8	535.6	6.38
Credit card	516.3	4.2	3.29	403.7	5.9	5.80	369.5	5.5	5.94
Consumer-direct	4,368.0	80.0	7.26	4,347.5	78.2	7.21	4,220.5	76.0	7.30
Consumer-indirect	7,966.4	124.6	6.21	8,063.6	123.1	6.12	8,166.5	122.0	6.06
Nonaccrual and restructured	877.5	3.8	1.72	696.1	4.8	2.76	637.5	4.5	2.85

Total loans	119,558.6	2,038.5	6.76	118,164.6	1,997.4	6.78	121,514.9	2,012.1	6.72
Securities available for sale:
Taxable	11,546.2	179.7	6.23	11,014.3	167.7	6.09	6,650.6	108.7	6.54
Tax-exempt-FTE [1]	1,040.9	15.8	6.05	1,041.2	15.2	5.85	1,038.8	15.2	5.86

Total securities available for sale-FTE [1]	12,587.1	195.5	6.21	12,055.5	182.9	6.07	7,689.4	123.9	6.44
Funds sold and securities purchased under agreements to resell	872.5	11.1	4.99	1,038.1	13.2	5.04	1,006.3	12.9	5.12
Loans held for sale	9,748.0	155.6	6.39	13,454.3	200.4	5.96	11,205.2	173.7	6.20
Interest-bearing deposits	24.9	0.3	4.28	24.1	0.3	5.74	28.9	0.4	5.69
Interest earning trading assets	9,536.5	141.2	5.88	12,857.6	174.3	5.44	18,028.9	228.8	5.15

Total earning assets	152,327.6	2,542.2	6.62	157,594.2	2,568.5	6.54	159,473.6	2,551.8	6.49
Allowance for loan and lease losses	(1,059.1)			(1,037.6)			(1,050.5)
Cash and due from banks	3,417.2			3,427.7			3,520.0
Other assets	16,719.9			16,626.9			16,272.9
Noninterest earning trading assets	1,155.9			986.6			985.1
Unrealized gains on securities available for sale, net	2,091.9			2,398.7			2,305.3

Total assets	$174,653.4			$179,996.5			$181,506.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$19,543.4	$117.9	2.39%	$20,065.8	$119.0	2.38%	$19,820.1	$115.9	2.37%
Money market accounts	22,560.3	160.0	2.81	21,773.3	142.0	2.62	22,089.1	142.9	2.62
Savings	4,456.5	13.3	1.19	4,786.7	14.8	1.24	5,024.8	16.3	1.32
Consumer time	16,839.9	193.4	4.56	16,942.3	190.5	4.51	16,809.4	183.1	4.42
Other time	11,862.4	146.3	4.89	11,962.4	144.5	4.85	12,115.8	144.0	4.82

Total interest-bearing consumer and commercial deposits	75,262.5	630.9	3.33	75,530.5	610.8	3.24	75,859.2	602.2	3.22
Brokered deposits	15,806.3	214.6	5.31	16,972.2	227.5	5.30	18,888.5	250.8	5.31
Foreign deposits	5,333.6	68.8	5.05	7,011.2	92.9	5.24	7,825.6	102.9	5.26

Total interest-bearing deposits	96,402.4	914.3	3.76	99,513.9	931.2	3.75	102,573.3	955.9	3.78
Funds purchased	2,291.3	28.9	4.94	3,967.7	52.2	5.21	4,693.1	61.2	5.22
Securities sold under agreements to repurchase	5,732.3	64.7	4.42	6,339.0	74.4	4.64	6,768.0	79.5	4.70
Interest-bearing trading liabilities	354.1	3.4	3.85	453.1	4.4	3.87	409.4	4.3	4.25
Other short-term borrowings	2,730.1	33.6	4.89	2,262.3	28.3	5.02	1,758.4	21.7	5.01
Long-term debt	21,143.5	278.1	5.22	19,772.4	258.0	5.24	19,000.8	240.9	5.14

Total interest-bearing liabilities	128,653.6	1,323.0	4.08	132,308.4	1,348.5	4.09	135,203.0	1,363.5	4.09
Noninterest-bearing deposits	21,445.1			22,395.8			21,933.1
Other liabilities	5,633.7			6,185.4			5,499.1
Noninterest-bearing trading liabilities	1,370.8			1,178.8			1,150.8
Shareholders’ equity	17,550.2			17,928.1			17,720.4

Total liabilities and shareholders’ equity	$174,653.4			$179,996.5			$181,506.4

Interest Rate Spread			2.54%			2.45%			2.40%

Net Interest Income-FTE [1]		$1,219.2			$1,220.0			$1,188.3

Net Interest Margin [2]			3.18%			3.10%			3.02%

[1]

The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

[2]	The net interest margin is calculated by dividing annualized net interest income-FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries

OTHER FINANCIAL DATA

(Dollars in thousands) (Unaudited)

Three Months Ended
March 31	Increase/(Decrease)
2008	2007	Amount	%[1]
CREDIT DATA
Allowance for loan and lease losses-beginning	$1,282,504	$1,044,521	$237,983	22.8%
Provision for loan losses	560,022	56,441	503,581	NM
Allowance associated with loans at fair value[2]	-	(4,100)	(4,100)	(100.0)
Charge-offs
Commercial	(38,289)	(22,280)	16,009	71.9
Real estate:
Home equity lines	(98,602)	(15,872)	82,730	NM
Construction	(23,182)	(598)	22,584	NM
Residential mortgages	(109,186)	(14,293)	94,893	NM
Commercial real estate	(233)	(287)	(54)	(18.8)
Consumer:
Direct	(10,315)	(5,856)	4,459	76.1
Indirect	(42,889)	(25,761)	17,128	66.5

Total charge-offs	(322,696)	(84,947)	237,749	NM

Recoveries
Commercial	5,736	5,771	(35)	(0.6)
Real estate:
Home equity lines	2,368	1,183	1,185	NM
Construction	78	119	(41)	(34.5)
Residential mortgages	1,223	1,413	(190)	(13.4)
Commercial real estate	162	41	121	NM
Consumer:
Direct	2,381	2,453	(72)	(2.9)
Indirect	13,562	11,044	2,518	22.8

Total recoveries	25,510	22,024	3,486	15.8

Net charge-offs	(297,186)	(62,923)	234,263	NM

Allowance for loan and lease losses-ending	$1,545,340	$1,033,939	$511,401	49.5

Net charge-offs to average loans (annualized)
Commercial	0.35%	0.19%	0.16%	82.5%
Real estate:
Home equity lines	2.64	0.43	2.21	NM
Construction	0.74	0.01	0.73	NM
Residential mortgages	1.29	0.15	1.14	NM
Commercial real estate	-	0.01	(0.01)	(100.0)
Consumer:
Direct	0.78	0.33	0.46	NM
Indirect	1.52	0.73	0.80	NM
Total net charge-offs to total average loans	0.97	0.21	0.76	NM

Period Ended
Nonaccrual loans
Commercial	$97,930	$118,737	($20,807)	(17.5)%
Real estate:
Construction	520,704	54,885	465,819	NM
Residential mortgages [3]	1,308,224	392,093	916,131	NM
Commercial real estate	64,251	47,463	16,788	35.4
Consumer loans	46,851	24,143	22,708	94.1

Total nonaccrual loans	2,037,960	637,321	1,400,639	NM
Restructured loans	30,787	27,772	3,015	10.9

Total nonperforming loans	2,068,747	665,093	1,403,654	NM
Other real estate owned (OREO)	244,906	74,645	170,261	NM
Other repossessed assets	6,340	6,202	138	2.2

Total nonperforming assets	$2,319,993	$745,940	$1,574,053	NM

Total accruing loans past due 90 days or more	$743,969	$369,940	$374,029	NM	%

Total nonperforming loans to total loans	1.67%	0.57%	1.10%	NM	%
Total nonperforming assets to total loans plus OREO and other repossessed assets	1.87	0.64	1.23	NM
Allowance to period-end loans	1.25	0.88	0.37	42.0
Allowance to nonperforming loans	74.7	155.5	(80.8)	(51.9)
Allowance to annualized net charge-offs	1.29	x	4.05	x	(2.76	) x	(68.1)

[1]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.
[2]	Amount removed from the allowance for loan losses related to the Company’s election to record $4.1 billion of residential mortgages at fair value.
[3]	Includes home equity lines on nonaccrual status.

SunTrust Banks, Inc. and Subsidiaries

FIVE QUARTER OTHER FINANCIAL DATA

(Dollars in thousands) (Unaudited)

Three Months Ended
March 31 2008	December 31 2007	Increase/(Decrease)	September 30 2007	June 30 2007	March 31 2007
Amount	% [1]
CREDIT DATA
Allowance for loan and lease losses-beginning	$1,282,504	$1,093,691	$188,813	17.3%	$1,050,362	$1,033,939	$1,044,521
Provision for loan losses	560,022	356,781	203,241	57.0	147,020	104,680	56,441
Allowance associated with loans at fair value [2]	-	-	-	-	-	-	(4,100)
Charge-offs
Commercial	(38,289)	(38,239)	50	0.1	(39,487)	(40,853)	(22,280)
Real estate:
Home equity lines	(98,602)	(46,842)	51,760	NM	(29,075)	(24,429)	(15,872)
Construction	(23,182)	(7,616)	15,566	NM	(2,477)	(1,468)	(598)
Residential mortgages	(109,186)	(59,319)	49,867	84.1	(19,853)	(19,615)	(14,293)
Commercial real estate	(233)	(299)	(66)	(22.1)	(789)	(694)	(287)
Consumer:
Direct	(10,315)	(6,630)	3,685	55.6	(5,661)	(5,362)	(5,856)
Indirect	(42,889)	(32,448)	10,441	32.2	(28,944)	(19,301)	(25,761)

Total charge-offs	(322,696)	(191,393)	131,303	68.6	(126,286)	(111,722)	(84,947)

Recoveries
Commercial	5,736	6,613	(877)	(13.3)	6,322	5,536	5,771
Real estate:
Home equity lines	2,368	2,182	186	8.5	2,101	2,323	1,183
Construction	78	705	(627)	(88.9)	82	244	119
Residential mortgages	1,223	1,328	(105)	(7.9)	1,107	1,614	1,413
Commercial real estate	162	846	(684)	(80.9)	861	162	41
Consumer:
Direct	2,381	2,484	(103)	(4.1)	2,108	2,568	2,453
Indirect	13,562	9,267	4,295	46.3	10,014	11,018	11,044

Total recoveries	25,510	23,425	2,085	8.9	22,595	23,465	22,024

Net charge-offs	(297,186)	(167,968)	129,218	76.9	(103,691)	(88,257)	(62,923)

Allowance for loan and lease losses-ending	$1,545,340	$1,282,504	$262,836	20.5	$1,093,691	$1,050,362	$1,033,939

Net charge-offs to average loans (annualized)
Commercial	0.35%	0.35%	-%	-%	0.38%	0.42%	0.19%
Real estate:
Home equity lines	2.64	1.23	1.41	NM	0.76	0.64	0.43
Construction	0.74	0.20	0.54	NM	0.07	0.04	0.01
Residential mortgages	1.29	0.70	0.59	84.4	0.24	0.23	0.15
Commercial real estate	-	(0.02)	(0.02)	(100.0)	-	0.02	0.01
Consumer:
Direct	0.78	0.42	0.36	86.5	0.32	0.26	0.33
Indirect	1.52	1.16	0.36	31.4	0.94	0.41	0.73
Total net charge-offs to total average loans	0.97	0.55	0.42	76.4	0.34	0.30	0.21

Period Ended
Nonaccrual loans
Commercial	$97,930	$74,463	$23,467	31.5%	$74,246	$91,895	$118,737
Real estate:
Construction	520,704	295,335	225,369	76.3	158,194	77,936	54,885
Residential mortgages [3]	1,308,224	977,076	331,148	33.9	676,822	500,400	392,093
Commercial real estate	64,251	44,502	19,749	44.4	40,649	44,168	47,463
Consumer loans	46,851	39,031	7,820	20.0	24,880	22,401	24,143

Total nonaccrual loans	2,037,960	1,430,407	607,553	42.5	974,791	736,799	637,321
Restructured loans	30,787	29,851	936	3.1	29,057	27,816	27,772

Total nonperforming loans	2,068,747	1,460,258	608,489	41.7	1,003,848	764,615	665,093
Other real estate owned (OREO)	244,906	183,753	61,153	33.3	156,106	100,973	74,645
Other repossessed assets	6,340	11,536	(5,196)	(45.0)	9,974	7,250	6,202

Total nonperforming assets	$2,319,993	$1,655,547	$664,446	40.1	$1,169,928	$872,838	$745,940

Total accruing loans past due 90 days or more	$743,969	$611,003	$132,966	21.8%	$495,384	$449,038	$369,940

Total nonperforming loans to total loans	1.67%	1.19%	0.48%	40.3%	0.83%	0.64%	0.57%
Total nonperforming assets to total loans plus OREO and other repossessed assets	1.87	1.35	0.52	38.5	0.97	0.73	0.64
Allowance to period-end loans	1.25	1.05	0.20	19.0	0.91	0.88	0.88
Allowance to nonperforming loans	74.7	87.8	(13.1)	(14.9)	109.0	137.4	155.5
Allowance to annualized net charge-offs	1.29	x	1.92	x	(0.63	) x	(32.8)	2.66	x	2.97	x	4.05	x

[1]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.
[2]	Amount removed from the allowance for loan losses related to the Company’s election to record $4.1 billion of residential mortgages at fair value.
[3]	Includes home equity lines on nonaccrual status.

SunTrust Banks, Inc. and Subsidiaries

OTHER FINANCIAL DATA (continued)

(Dollars and shares in thousands, except per share data) (Unaudited)

	Three Months Ended
	March 31
	Core Deposit Intangible	Mortgage Servicing Rights	Other	Total
OTHER INTANGIBLE ASSET ROLLFORWARD
Balance, beginning of period	$241,614	$810,509	$129,861	$1,181,984
Amortization	(18,785)	(41,359)	(4,758)	(64,902)
MSRs originated	-	152,105	-	152,105
Purchase of GenSpring (formerly AMA, LLC) minority shares	-	-	128	128
Intangible assets obtained from sale upon merger of Lighthouse Partners, net[1]	-	-	24,142	24,142

Balance March 31, 2007	$222,829	$921,255	$149,373	$1,293,457

Balance, beginning of period	$172,655	$1,049,425	$140,915	$1,362,995
Amortization	(14,952)	(56,442)	(5,763)	(77,157)
MSRs originated	-	152,303	-	152,303
Sale of interest in Lighthouse Investment Partners, LLC	-	-	(5,992)	(5,992)
MSRs impairment reserve	-	(1,881)	-	(1,881)

Balance March 31, 2008	$157,703	$1,143,405	$129,160	$1,430,268

	Three Months Ended
	March 31 2008	December 31 2007	September 30 2007	June 30 2007	March 31 2007
COMMON SHARE ROLLFORWARD
Beginning balance	348,411	348,074	349,053	356,505	354,903
Common shares issued/exchanged for employee benefit plans, stock option, performance and restricted stock activity	1,421	337	483	1,228	2,218
Acquisition of treasury stock	-	-	(1,462)	(8,680)	(616)

Ending balance	349,832	348,411	348,074	349,053	356,505

COMMON STOCK REPURCHASE ACTIVITY
Number of common shares repurchased [2]	17	12	1,472	8,715	653
Average price per share of repurchased common shares	$62.38	$69.31	$81.00	$87.02	$82.83
Total cost to acquire treasury shares	$-	$-	$-	$853,386	$-
Maximum number of common shares that may yet be purchased under plans or programs [3]	30,000	30,000	30,000	2,471	11,151

[1]

During the first quarter of 2007 SunTrust merged its wholly-owned subsidiary, Lighthouse Partners, into Lighthouse Investment Partners, LLC in exchange for a minority interest in Lighthouse Investment Partners, LLC and a revenue-sharing agreement. This transaction resulted in a $7.9 million decrease in existing intangible assets and a new intangible asset of $32.0 million.

[2]

This figure includes shares repurchased pursuant to SunTrust’s employee stock option plans, pursuant to which participants may pay the exercise price upon exercise of SunTrust stock options by surrendering shares of SunTrust common stock which the participant already owns.

[3]

In August 2006, the Board authorized the Company to repurchase up to an additional $1 billion or 13,333,334 shares of the Company’s Common Stock, under which authority the Company repurchased 9,926,589 shares during 2006 under an Accelerated Share Repurchase Agreement (“ASR”). The 3,406,745 shares remaining under the August 2006 authorization, combined with 8,360,000 shares remaining under Board authorization from April 2006, left the Company with authorization to repurchase up to 11,766,745 shares as of January 1, 2007. The Company completed the aforementioned ASR with the repurchase of 615,514 shares during the first quarter of 2007. During 2007, the Company entered into a second ASR, as announced in the Company’s 8-K filing on June 7, 2007, by repurchasing 8,022,254 shares during the second quarter of 2007. This ASR was completed in the third quarter of 2007 when the Company received, without additional payment, an additional 1,462,091 shares. On August 14, 2007, the Board of Directors authorized the Company to repurchase up to 30 million shares of common stock and specified that such authorization replaced (terminated) existing unused authorizations.

SunTrust Banks, Inc. and Subsidiaries

RECONCILEMENT OF NON-GAAP MEASURES

APPENDIX A TO THE EARNINGS RELEASE

(Dollars in thousands) (Unaudited)

	Three Months Ended
	March 31 2008	December 31 2007	September 30 2007	June 30 2007	March 31 2007
NON-GAAP MEASURES PRESENTED IN THE EARNINGS RELEASE
Net income	$290,555	$11,124	$420,164	$681,431	$521,296
Securities (gains)/losses, net of tax	37,563	(3,530)	(614)	(146,575)	(12)

Net income excluding net securities gains and losses, net of tax	328,118	7,594	419,550	534,856	521,284
The Coca-Cola Company dividend, net of tax	(14,738)	(13,206)	(13,210)	(13,218)	(14,580)

Net income/(loss) excluding net securities (gains)/losses and The Coca-Cola Company dividend	313,380	(5,612)	406,340	521,638	506,704
Preferred dividends	6,977	7,867	7,526	7,519	7,363

Net income/(loss) available to common shareholders excluding net securities (gains)/losses and The Coca-Cola Company dividend	$306,403	($13,479)	$398,814	$514,119	$499,341

Total average assets	$176,916,901	$175,130,464	$174,653,377	$179,996,457	$181,506,369
Average net unrealized securities gains	(2,453,981)	(2,408,596)	(2,091,892)	(2,398,651)	(2,305,306)

Average assets less net unrealized securities gains	$174,462,920	$172,721,868	$172,561,485	$177,597,806	$179,201,063

Total average common shareholders’ equity	$17,561,709	$17,532,786	$17,050,182	$17,428,101	$17,220,384
Average accumulated other comprehensive income	(1,533,427)	(1,292,785)	(998,561)	(1,206,487)	(1,074,497)

Total average realized common shareholders’ equity	$16,028,282	$16,240,001	$16,051,621	$16,221,614	$16,145,887

Return on average total assets	0.66%	0.03%	0.95%	1.52%	1.16%
Impact of excluding net realized and unrealized securities (gains)/losses and The Coca-Cola Company dividend	0.06	(0.04)	(0.02)	(0.34)	(0.01)

Return on average total assets less net unrealized securities gains [1]	0.72%	(0.01)%	0.93%	1.18%	1.15%

Return on average common shareholders’ equity	6.49%	0.07%	9.60%	15.51%	12.10%
Impact of excluding net realized and unrealized securities (gains)/ losses and The Coca-Cola Company dividend	1.20	(0.40)	0.26	(2.80)	0.44

Return on average realized common shareholders’ equity [2]	7.69%	(0.33)%	9.86%	12.71%	12.54%

Efficiency ratio [3]	56.40%	82.19%	63.35%	52.69%	59.79%
Impact of excluding amortization of intangible assets other than mortgage servicing rights (“MSRs”)	(0.93)	(1.33)	(1.22)	(1.05)	(1.14)

Tangible efficiency ratio [4]	55.47%	80.86%	62.13%	51.64%	58.65%

Total shareholders’ equity	$18,431,448	$18,052,518	$17,907,247	$17,368,853	$17,968,538
Goodwill	(6,923,033)	(6,921,493)	(6,912,110)	(6,897,050)	(6,896,723)
Other intangible assets including MSRs	(1,430,268)	(1,362,995)	(1,327,060)	(1,290,460)	(1,293,457)
MSRs	1,143,405	1,049,426	995,984	942,012	921,255

Tangible equity	$11,221,552	$10,817,456	$10,664,061	$10,123,355	$10,699,613

Total assets	$178,986,947	$179,573,933	$175,857,229	$180,314,372	$186,384,841
Goodwill	(6,923,033)	(6,921,493)	(6,912,110)	(6,897,050)	(6,896,723)
Other intangible assets including MSRs	(1,430,268)	(1,362,995)	(1,327,060)	(1,290,460)	(1,293,457)
MSRs	1,143,405	1,049,426	995,984	942,012	921,255

Tangible assets	$171,777,051	$172,338,871	$168,614,043	$173,068,874	$179,115,916

Tangible equity to tangible assets [5]	6.53%	6.28%	6.32%	5.85%	5.97%

Net interest income	$1,139,867	$1,167,513	$1,192,188	$1,195,284	$1,164,559
Taxable-equivalent adjustment	27,975	27,244	27,055	24,668	23,713

Net interest income-FTE	1,167,842	1,194,757	1,219,243	1,219,952	1,188,272
Noninterest income	1,057,502	576,017	819,139	1,154,622	878,906

Total revenue-FTE	$2,225,344	$1,770,774	$2,038,382	$2,374,574	$2,067,178

[1]

SunTrust presents a return on average assets less net unrealized gains on securities. The foregoing numbers primarily reflect adjustments to remove the effects of the Company’s securities portfolio which includes the ownership by the Company of 43.6 million shares of The Coca-Cola Company as of March 31, 2008. The Company uses this information internally to gauge its actual performance in the industry. The Company believes that the return on average assets less the net unrealized securities gains is more indicative of the Company’s return on assets because it more accurately reflects the return on the assets that are related to the Company’s core businesses which are primarily customer relationship and customer transaction driven. The return on average assets less net unrealized gains on securities is computed by dividing annualized net income, excluding securities gains/losses and The Coca-Cola Company dividend, net of tax, by average assets less net unrealized securities gains.

[2]

The Company believes that the return on average realized common shareholders’ equity is more indicative of the Company’s return on equity because the excluded equity relates primarily to the holding of a specific security. The return on average realized common shareholders’ equity is computed by dividing annualized net income available to common shareholders, excluding securities gains/losses and The Coca-Cola Company dividend, net of tax, by average realized common shareholders’ equity.

[3]

Computed by dividing noninterest expense by total revenue-FTE. The efficiency ratios are presented on an FTE basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

[4]

SunTrust presents a tangible efficiency ratio which excludes the amortization of intangible assets other than MSRs. The Company believes this measure is useful to investors because, by removing the effect of these intangible asset costs (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

[5]

SunTrust presents a tangible equity to tangible assets ratio that excludes the impact of purchase accounting intangible assets. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. This measure is used by management to analyze capital adequacy.

SunTrust Banks, Inc. and Subsidiaries

QUARTER-TO-QUARTER COMPARISON - ACTUAL

APPENDIX B TO THE EARNINGS RELEASE

(Dollars in thousands) (Unaudited)

	Three Months Ended
	March 31 2008	December 31 2007	Increase/(Decrease)		Sequential Annualized [1] %	March 31 2008	March 31 2007	Increase/(Decrease)
			Amount	%				Amount	%
STATEMENTS OF INCOME

NET INTEREST INCOME	$1,139,867	$1,167,513	($27,646)	(2.4)%	(9.5)%	$1,139,867	$1,164,559	($24,692)	(2.1)%
Provision for loan losses	560,022	356,781	203,241	57.0	NM	560,022	56,441	503,581	NM

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	579,845	810,732	(230,887)	(28.5)	NM	579,845	1,108,118	(528,273)	(47.7)

NONINTEREST INCOME
Service charges on deposit accounts	211,839	222,213	(10,374)	(4.7)	(18.7)	211,839	189,035	22,804	12.1
Trust and investment management income	161,102	170,854	(9,752)	(5.7)	(22.8)	161,102	174,318	(13,216)	(7.6)
Retail investment services	72,300	71,650	650	0.9	3.6	72,300	63,543	8,757	13.8
Other charges and fees	127,231	121,849	5,382	4.4	17.7	127,231	118,137	9,094	7.7
Investment banking income	55,420	55,041	379	0.7	2.8	55,420	50,157	5,263	10.5
Trading account profits/(losses) and commissions	28,218	(437,162)	465,380	NM	NM	28,218	90,201	(61,983)	(68.7)
Card fees	73,761	77,481	(3,720)	(4.8)	(19.2)	73,761	64,195	9,566	14.9
Mortgage production related income	85,549	22,366	63,183	NM	NM	85,549	(8,655)	94,204	NM
Mortgage servicing related income	29,098	57,364	(28,266)	(49.3)	NM	29,098	35,403	(6,305)	(17.8)
Net gain on sale/leaseback of premises	37,039	118,840	(81,801)	(68.8)	NM	37,039	-	37,039	NM
Net gain on sale or merger of Lighthouse interests	89,390	-	89,390	NM	NM	89,390	32,340	57,050	NM
Gain on Visa IPO	86,305	-	86,305	NM	NM	86,305	-	86,305	NM
Other noninterest income	60,836	89,827	(28,991)	(32.3)	NM	60,836	70,212	(9,376)	(13.4)
Net securities gains/(losses)	(60,586)	5,694	(66,280)	NM	NM	(60,586)	20	(60,606)	NM

Total noninterest income	1,057,502	576,017	481,485	83.6	NM	1,057,502	878,906	178,596	20.3

NONINTEREST EXPENSE
Employee compensation and benefits	715,083	682,810	32,273	4.7	18.9	715,083	699,000	16,083	2.3
Net occupancy expense	86,441	92,705	(6,264)	(6.8)	(27.0)	86,441	86,257	184	0.2
Outside processing and software	109,165	105,407	3,758	3.6	14.3	109,165	99,676	9,489	9.5
Equipment expense	52,395	51,734	661	1.3	5.1	52,395	49,409	2,986	6.0
Marketing and customer development	55,703	59,115	(3,412)	(5.8)	(23.1)	55,703	45,705	9,998	21.9
Amortization of intangible assets	20,715	23,414	(2,699)	(11.5)	(46.1)	20,715	23,542	(2,827)	(12.0)
Loss on extinguishment of debt	11,723	-	11,723	NM	NM	11,723	-	11,723	NM
Visa litigation	(39,124)	76,930	(116,054)	NM	NM	(39,124)	-	(39,124)	NM
Other noninterest expense	243,043	363,226	(120,183)	(33.1)	NM	243,043	232,408	10,635	4.6

Total noninterest expense	1,255,144	1,455,341	(200,197)	(13.8)	(55.0)	1,255,144	1,235,997	19,147	1.5

INCOME/(LOSS) BEFORE INCOME TAXES	382,203	(68,592)	450,795	NM	NM	382,203	751,027	(368,824)	(49.1)
Provision/(benefit) for income taxes	91,648	(79,716)	171,364	NM	NM	91,648	229,731	(138,083)	(60.1)

NET INCOME	290,555	11,124	279,431	NM	NM	290,555	521,296	(230,741)	(44.3)
Preferred dividends	6,977	7,867	(890)	(11.3)	(45.3)	6,977	7,363	(386)	(5.2)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$283,578	$3,257	$280,321	NM	NM	$283,578	$513,933	($230,355)	(44.8)

REVENUE
Net interest income	$1,139,867	$1,167,513	($27,646)	(2.4)%	(9.5)%	$1,139,867	$1,164,559	($24,692)	(2.1)%

Taxable-equivalent adjustment	27,975	27,244	731	2.7	10.7	27,975	23,713	4,262	18.0

Net interest income - FTE	1,167,842	1,194,757	(26,915)	(2.3)	(9.0)	1,167,842	1,188,272	(20,430)	(1.7)
Noninterest income	1,057,502	576,017	481,485	83.6	NM	1,057,502	878,906	178,596	20.3

Total revenue - FTE	2,225,344	1,770,774	454,570	25.7	NM	2,225,344	2,067,178	158,166	7.7

SELECTED AVERAGE BALANCES (Dollars in millions)

Average loans
Commercial-FTE	$36,375	$34,879	$1,496	4.3%	17.2%	$36,375	$34,033	$2,342	6.9%
Real estate home equity lines	14,603	14,395	208	1.4	5.8	14,603	13,738	865	6.3
Real estate construction	12,450	13,251	(801)	(6.0)	(24.2)	12,450	13,430	(980)	(7.3)
Real estate 1-4 family	32,440	31,990	450	1.4	5.6	32,440	34,089	(1,649)	(4.8)
Real estate commercial	13,113	12,892	221	1.7	6.9	13,113	12,831	282	2.2
Credit card	774	690	84	12.2	48.8	774	370	404	NM
Consumer - direct	4,063	3,949	114	2.9	11.6	4,063	4,220	(157)	(3.7)
Consumer - indirect	7,646	7,877	(231)	(2.9)	(11.7)	7,646	8,166	(520)	(6.4)
Nonaccrual and restructured	1,799	1,171	628	53.7	NM	1,799	638	1,161	NM

Total loans	$123,263	$121,094	$2,169	1.8%	7.2%	$123,263	$121,515	$1,748	1.4%

Average deposits
Noninterest bearing deposits	$20,616	$20,948	($332)	(1.6)%	(6.3)%	$20,616	$21,933	($1,317)	(6.0)%
NOW accounts	21,981	20,737	1,244	6.0	24.0	21,981	19,820	2,161	10.9
Money market accounts	25,343	24,262	1,081	4.5	17.8	25,343	22,089	3,254	14.7
Savings	3,917	4,178	(261)	(6.2)	(25.0)	3,917	5,025	(1,108)	(22.0)
Consumer and other time	29,311	29,524	(213)	(0.7)	(2.9)	29,311	28,925	386	1.3

Total consumer and commercial deposits	101,168	99,649	1,519	1.5	6.1	101,168	97,792	3,376	3.5
Brokered and foreign deposits	15,469	15,717	(248)	(1.6)	(6.3)	15,469	26,714	(11,245)	(42.1)

Total deposits	$116,637	$115,366	$1,271	1.1%	4.4%	$116,637	$124,506	($7,869)	(6.3)%

SELECTED CREDIT DATA (Dollars in thousands)

Nonaccrual loans	$2,037,960	$1,430,407	$607,553	42.5%	NM %	$2,037,960	$637,321	$1,400,639	NM %
Restructured loans	30,787	29,851	936	3.1	12.5	30,787	27,772	3,015	10.9

Total nonperforming loans	2,068,747	1,460,258	608,489	41.7	NM	2,068,747	665,093	1,403,654	NM
Other real estate owned (OREO)	244,906	183,753	61,153	33.3	NM	244,906	74,645	170,261	NM
Other repossessed assets	6,340	11,536	(5,196)	(45.0)	NM	6,340	6,202	138	2.2

Total nonperforming assets	$2,319,993	$1,655,547	$664,446	40.1%	NM %	$2,319,993	$745,940	$1,574,052	NM %

Allowance for loan and lease losses	$1,545,340	$1,282,504	$262,836	20.5%	82.0%	$1,545,340	$1,033,939	$511,401	49.5%

[1]

Multiply percentage change by 4 to calculate sequential annualized change. Any sequential annualized change over 100 percent is labeled as “NM” because those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries

RETAIL AND COMMERCIAL LINE OF BUSINESS

(Dollars in thousands)    (Unaudited)

	Three Months Ended
	March 31 2008	March 31 2007	% Change [3]
Statements of Income

Net interest income[1]	$620,773	$701,070	(11.5)%
FTE adjustment	8,732	9,449	(7.6)

Net interest income - FTE	629,505	710,519	(11.4)
Provision for loan losses[2]	176,515	47,387	NM

Net interest income after provision for loan losses - FTE	452,990	663,132	(31.7)

Noninterest income before securities gains/(losses)	318,323	292,597	8.8
Securities gains/(losses), net	-	3	(100.0)

Total noninterest income	318,323	292,600	8.8

Noninterest expense before amortization of intangible assets	607,367	616,695	(1.5)
Amortization of intangible assets	14,941	18,773	(20.4)

Total noninterest expense	622,308	635,468	(2.1)

Income before provision for income taxes	149,005	320,264	(53.5)
Provision for income taxes	43,571	106,848	(59.2)
FTE adjustment	8,732	9,449	(7.6)

Net income	$96,702	$203,967	(52.6)

Total revenue - FTE	$947,828	$1,003,119	(5.5)

Average Balance Sheets

Total loans	$49,894,256	$50,859,629	(1.9)%
Goodwill	6,144,556	6,133,789	0.2
Other intangible assets excluding MSRs	165,700	230,492	(28.1)
Total assets	57,747,123	58,669,733	(1.6)
Total deposits	80,782,944	81,084,211	(0.4)

Performance Ratios

Efficiency ratio	65.66%	63.35%
Impact of excluding amortization of intangible assets	(6.03)	(5.79)

Tangible efficiency ratio	59.63%	57.56%

[1]

Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholders’ equity is not allocated to the lines of business at this time.

[2]	Provision for loan losses represents net charge-offs for the lines of business.
[3]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries

WHOLESALE BANKING LINE OF BUSINESS

(Dollars in thousands)    (Unaudited)

	Three Months Ended
	March 31 2008	March 31 2007	% Change [3]
Statements of Income

Net interest income[1]	$123,805	$133,566	(7.3)%
FTE adjustment	14,091	10,064	40.0

Net interest income - FTE	137,896	143,630	(4.0)
Provision for loan losses[2]	12,276	2,808	NM

Net interest income after provision for loan losses - FTE	125,620	140,822	(10.8)

Noninterest income before securities gains/(losses)	173,486	168,682	2.8
Securities gains/(losses), net	-	-	-

Total noninterest income	173,486	168,682	2.8

Noninterest expense before amortization of intangible assets	199,640	190,728	4.7
Amortization of intangible assets	122	122	-

Total noninterest expense	199,762	190,850	4.7

Income before provision/(benefit) for income taxes	99,344	118,654	(16.3)
Provision/(benefit) for income taxes	(991)	16,049	NM
FTE adjustment	14,091	10,064	40.0

Net income	$86,244	$92,541	(6.8)

Total revenue - FTE	$311,382	$312,312	(0.3)

Average Balance Sheets

Total loans	$32,617,953	$29,506,266	10.5%
Goodwill	168,134	168,149	-
Other intangible assets excluding MSRs	801	1,285	(37.7)
Total assets	43,527,780	38,189,909	14.0
Total deposits	8,473,592	4,729,069	79.2

Performance Ratios

Efficiency ratio	64.15%	61.11%
Impact of excluding amortization of intangible assets	(0.42)	(0.39)

Tangible efficiency ratio	63.73%	60.72%

[1]

Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholders’ equity is not allocated to the lines of business at this time.

[2]	Provision for loan losses represents net charge-offs for the lines of business.
[3]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries

MORTGAGE LINE OF BUSINESS

(Dollars in thousands)    (Unaudited)

	Three Months Ended
	March 31 2008	March 31 2007	% Change[3]
Statements of Income
Net interest income[1]	$130,449	$129,591	0.7%
FTE adjustment	-	-	-

Net interest income-FTE	130,449	129,591	0.7
Provision for loan losses[2]	98,255	10,209	NM

Net interest income after provision for loan losses-FTE	32,194	119,382	(73.0)

Noninterest income before securities gains/(losses)	137,130	38,483	NM
Securities gains/(losses), net	(5,010)	-	NM

Total noninterest income	132,120	38,483	NM

Noninterest expense before amortization of intangible assets	219,482	151,562	44.8
Amortization of intangible assets	763	763	-

Total noninterest expense	220,245	152,325	44.6

(Loss)/income before provision/(benefit) for income taxes	(55,931)	5,540	NM
Benefit for income taxes	(24,576)	(1,355)	NM
FTE adjustment	-	-	-

Net income/(loss)	($31,355)	$6,895	NM

Total revenue-FTE	$262,569	$168,074	56.2

Average Balance Sheets

Total loans	$31,996,829	$32,380,987	(1.2)%
Goodwill	276,583	275,982	0.2
Other intangible assets excluding MSRs	1,274	4,304	(70.4)
Total assets	43,889,138	44,266,813	(0.9)
Total deposits	2,070,297	1,792,004	15.5

Performance Ratios

Efficiency ratio	83.88%	90.63%
Impact of excluding amortization of intangible assets	(1.27)	(2.04)

Tangible efficiency ratio	82.61%	88.59%

Other Information

Production Data
Channel mix
Retail	$5,357,407	$5,919,652	(9.5)%
Wholesale	4,204,623	5,572,112	(24.5)
Correspondent	2,169,602	3,334,590	(34.9)

Total production	$11,731,632	$14,826,354	(20.9)

Channel mix-percent
Retail	46%	40%
Wholesale	36	38
Correspondent	18	22

Total production	100%	100%

Purchase and refinance mix
Refinance	$6,715,286	$7,566,542	(11.3)
Purchase	5,016,346	7,259,812	(30.9)

Total production	$11,731,632	$14,826,354	(20.9)

Purchase and refinance mix-percent
Refinance	57%	51%
Purchase	43	49

Total production	100%	100%

Applications	$21,209,440	$24,498,985	(13.4)

Mortgage Servicing Data (End of Period)

Total loans serviced	$155,450,933	$138,620,903	12.1%
Total loans serviced for others	121,147,815	101,017,554	19.9
Net carrying value of MSRs	1,143,405	921,255	24.1
Ratio of net carrying value of MSRs to total loans serviced for others	0.944%	0.912%

[1]

Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholders’ equity is not allocated to the lines of business at this time.

[2]	Provision for loan losses represents net charge-offs for the lines of business.
[3]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries

WEALTH AND INVESTMENT MANAGEMENT LINE OF BUSINESS

(Dollars in thousands)    (Unaudited)

	Three Months Ended
	March 31 2008	March 31 2007	% Change[3]
Statements of Income

Net interest income [1]	$79,885	$90,042	(11.3)%
FTE adjustment	10	16	(37.5)

Net interest income - FTE	79,895	90,058	(11.3)
Provision for loan losses[2]	5,116	1,059	NM

Net interest income after provision for loan losses - FTE	74,779	88,999	(16.0)

Noninterest income before securities gains/(losses)	331,343	285,734	16.0
Securities gains/(losses), net	4	(56)	NM

Total noninterest income	331,347	285,678	16.0

Noninterest expense before amortization of intangible assets	237,491	264,001	(10.0)
Amortization of intangible assets	4,786	3,663	30.7

Total noninterest expense	242,277	267,664	(9.5)

Income before provision for income taxes	163,849	107,013	53.1
Provision for income taxes	59,603	38,932	53.1
FTE adjustment	10	16	(37.5)

Net income	$104,236	$68,065	53.1

Total revenue - FTE	$411,242	$375,736	9.4

Average Balance Sheets

Total loans	$7,890,128	$8,196,226	(3.7)%
Goodwill	332,890	324,577	2.6
Other intangible assets excluding MSRs	126,269	117,377	7.6
Total assets	8,805,524	9,062,013	(2.8)
Total deposits	9,794,424	9,784,131	0.1

Performance Ratios

Efficiency ratio	58.91%	71.24%
Impact of excluding amortization of intangible assets	(1.87)	(1.85)

Tangible efficiency ratio	57.04%	69.39%

Other Information (End of Period)

Assets under administration
Managed (discretionary) assets	$140,439,761	$137,163,001	2.4%
Non-managed assets	63,875,844	58,587,002	9.0

Total assets under administration	204,315,605	195,750,003	4.4

Brokerage assets	39,279,523	40,568,938	(3.2)
Corporate trust assets	4,699,047	8,053,617	(41.7)

Total assets under advisement	$248,294,175	$244,372,558	1.6

[1]

Net interest income does not include the funding benefit that would result from holding shareholders’ equity at the line of business level due to the fact that shareholders’ equity is not allocated to the lines of business at this time.

[2]	Provision for loan losses represents net charge-offs for the lines of business.
[3]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries

CORPORATE OTHER AND TREASURY

(Dollars in thousands)    (Unaudited)

	Three Months Ended
	March 31 2008		March 31 2007		% Change[2]
Statements of Income

Net interest income	$184,955		$110,290		67.7%
FTE adjustment	5,142		4,184		22.9

Net interest income - FTE	190,097		114,474		66.1
Provision for loan losses[1]	267,860		(5,022)		NM

Net interest income after provision for loan losses - FTE	(77,763)		119,496		NM

Noninterest income before securities gains/(losses)	157,806		93,390		69.0
Securities gains/(losses), net	(55,580)		73		NM

Total noninterest income	102,226		93,463		9.4

Noninterest expense before amortization of intangible assets	(29,551)		(10,531)		NM
Amortization of intangible assets	103		221		(53.4)

Total noninterest expense	(29,448)		(10,310)		NM

Income before provision for income taxes	53,911		223,269		(75.9)
Provision for income taxes	14,041		69,257		(79.7)
FTE adjustment	5,142		4,184		22.9

Net income	$34,728		$149,828		(76.8)

Total revenue - FTE	292,323		207,937		40.6

Average Balance Sheets

Total loans	$863,869		$571,787		51.1%
Securities available for sale	15,349,910		22,736,695		(32.5)
Goodwill	714		8,253		(91.3)
Other intangible assets excluding MSRs	4,484		5,190		(13.6)
Total assets	22,947,336		31,317,901		(26.7)

Total deposits (mainly brokered and foreign)	15,515,667		27,116,957		(42.8)

	March 31 2008		December 31 2007
Other Information

Duration of investment portfolio	4.3%		3.8%

Accounting net interest income interest rate sensitivity [3]:
% Change in net interest income under:
Instantaneous 100 bp increase in rates over next 12 months	0.4%		0.1%
Instantaneous 100 bp decrease in rates over next 12 months	(1.0	) %	(0.8	) %

Economic net interest income interest rate sensitivity [3]:
% Change in net interest income under:
Instantaneous 100 bp increase in rates over next 12 months	(0.8	) %	(1.0	) %
Instantaneous 100 bp decrease in rates over next 12 months	0.2%		0.3%

[1]	Provision for loan losses represents difference between net charge-offs for the lines of business and consolidated provision for loan losses.
[2]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.
[3]

The recognition of interest rate sensitivity from an accounting perspective is different from the economic perspective due to the election of fair value accounting for the related interest rate swaps. The net interest income sensitivity profile from an economic perspective assumes the net interest payments from the related swaps were included in margin.

SunTrust Banks, Inc. and Subsidiaries

CONSOLIDATED - SEGMENT TOTALS

(Dollars in thousands)    (Unaudited)

	Three Months Ended
	March 31 2008	March 31 2007	% Change[1]
Statements of Income

Net interest income	$1,139,867	$1,164,559	(2.1)%
FTE adjustment	27,975	23,713	18.0

Net interest income - FTE	1,167,842	1,188,272	(1.7)
Provision for loan losses	560,022	56,441	NM

Net interest income after provision for loan losses - FTE	607,820	1,131,831	(46.3)

Noninterest income before securities gains/(losses)	1,118,088	878,886	27.2
Securities gains/(losses), net	(60,586)	20	NM

Total noninterest income	1,057,502	878,906	20.3

Noninterest expense before amortization of intangible assets	1,234,429	1,212,455	1.8
Amortization of intangible assets	20,715	23,542	(12.0)

Total noninterest expense	1,255,144	1,235,997	1.5

Income before provision for income taxes	410,178	774,740	(47.1)
Provision for income taxes	91,648	229,731	(60.1)
FTE adjustment	27,975	23,713	18.0

Net income	$290,555	$521,296	(44.3)

Total revenue - FTE	$2,225,344	$2,067,178	7.7

Average Balance Sheets

Total loans	$123,263,035	$121,514,895	1.4%
Goodwill	6,922,877	6,910,750	0.2
Other intangible assets excluding MSRs	298,528	358,648	(16.8)
Total assets	176,916,901	181,506,369	(2.5)
Total deposits	116,636,924	124,506,372	(6.3)

Performance Ratios

Efficiency ratio	56.40%	59.79%
Impact of excluding amortization of intangible assets	(0.93)	(1.14)

Tangible efficiency ratio	55.47%	58.65%

[1]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.